UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORM
AT
ION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
CIVISTA BANCSHARES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CIVISTA
BANCSHARES, INC.

NOTICE OF 2023

ANNUAL MEETING

OF SHAREHOLDERS &
PROXY STATEMENT

CIVISTA BANCSHARES, INC.

100 East Water Street, P.O. Box 5016

Sandusky, Ohio 44870

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 18, 2023

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Civista Bancshares, Inc. (the “Corporation”) will be held at the Cedar Point Center Facility, BGSU Firelands College, One University Drive, Huron, Ohio 44839, at 10:00 AM E.D.T. on Tuesday, April 18, 2023, for the following purposes:

1.	To elect ten (10) Directors to serve one-year terms expiring in 2024.

2.	To consider and vote upon a non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers as disclosed in the accompanying proxy statement.

3.	To ratify the appointment of FORVIS, LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2023.

4.	To consider and act upon any other matter which may properly be brought before the meeting or any adjournment thereof.

Only those holders of record of common shares of the Corporation at the close of business on February 21, 2023, will be entitled to notice of and to vote at the Annual Meeting.

Included with this Notice are the Corporation’s Proxy Statement for the Annual Meeting, a form of proxy card and the Corporation’s 2022 Annual Report to Shareholders. The proxy solicitation materials for the Annual Meeting are being sent by mail to shareholders on or about March 15, 2023.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 18, 2023: The Corporation’s Proxy Statement for the Annual Meeting, a sample of the form of proxy card to be sent to shareholders by the Corporation and the Corporation’s 2022 Annual Report to Shareholders are available at www.proxydocs.com/civb. Before making any voting decisions, you are urged to read the Corporation’s Proxy Statement for the Annual Meeting (including any amendments or supplements thereto) and any other relevant documents that the Corporation may file with or furnish to the SEC.

You are cordially invited to attend the Annual Meeting. Your vote is very important, regardless of the number of common shares you own. Whether or not you plan to attend the Annual Meeting in person, it is important that your common shares be represented. Please sign, date and return your proxy card as soon as possible. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, if your common shares are registered directly with the Corporation’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you may vote electronically via the Internet or by using the toll-free telephone number given on the form of proxy. You also may cast your vote in person at the Annual Meeting, provided that, if you are not the record holder of your common shares, you must bring documentation from your broker, financial institution or other nominee authorizing you to vote on behalf of the record holder of your shares.

To obtain driving directions to attend the Annual Meeting and vote in person, please contact Karen Terenzi (419-609-1347; kmterenzi@civista.bank) or Lori Castillo (419-627-4554; lacastillo@civista.bank).

By Order of the Board of Directors

Lance A. Morrison, Corporate Secretary

Civista Bancshares, Inc.

March 15, 2023

CIVISTA BANCSHARES, INC.

100 East Water Street, P.O. Box 5016

Sandusky, Ohio 44870

(419) 625-4121

www.civb.com

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 18, 2023

INTRODUCTION

We are sending this Proxy Statement and the enclosed proxy card to you as a shareholder of Civista Bancshares, Inc. (the “Corporation”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 AM E.D.T. on Tuesday, April 18, 2023, at the Cedar Point Center Facility, BGSU Firelands College, One University Drive, Huron, Ohio 44839. The Corporation’s Board of Directors is soliciting proxies for use at the Annual Meeting, or any adjournment thereof. The proxy solicitation materials for the Annual Meeting are being sent by mail to shareholders on or about March 15, 2023.

At the Annual Meeting, shareholders will be asked to consider and vote upon the following:

1.	To elect ten (10) Directors to serve one-year terms expiring in 2024.

2.	To consider and vote upon a non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers as disclosed in this Proxy Statement.

3.	To ratify the appointment of FORVIS, LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2023.

4.	To consider and act upon any other matter which may properly be brought before the meeting or any adjournment thereof.

VOTING INFORMATION

Who can vote?

Only holders of record of the Corporation’s common shares as of the close of business on February 21, 2023, the record date for determination of the shareholders entitled to vote at the Annual Meeting, will be entitled to vote at the Annual Meeting. At the close of business on February 21, 2023, there were 15,722,614 common shares of the Corporation outstanding and 15,697,681 common shares entitled to vote. (As of the record date, the individuals entitled to the remaining outstanding shares had not exchanged stock in an acquired company for common shares of the Corporation.) The common shares are the only class of stock of the Corporation presently outstanding and entitled to vote at the Annual Meeting.

Each shareholder will be entitled to cast one vote for each common share owned by that shareholder with respect to each candidate for election to the Board of Directors. With respect to all other matters submitted to a vote at the Annual Meeting, each shareholder will be entitled to one vote for each common share of the Corporation held on February 21, 2023.

How do I vote?

If you were a record holder of common shares of the Corporation as of February 21, 2023, you may vote in person by attending the Annual Meeting or, to ensure that your common shares are represented at the Annual Meeting, you may vote your common shares by signing and returning the enclosed proxy card in the postage-paid envelope provided.

Shareholders whose common shares of the Corporation are registered directly with the Corporation’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), may also vote electronically via the Internet or by using the toll-free telephone number given on the enclosed proxy card. The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., E.D.T., on April 17, 2023. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been properly recorded. Shareholders voting via the Internet or telephone should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by those shareholders.

How do I vote if my common shares are held in “street name”?

If you hold your common shares in “street name” with a broker, a financial institution or other nominee, then that entity is considered the shareholder of record for voting purposes and should give you instructions for voting your common shares. As a beneficial owner, you have the right to direct the record holder on how to vote the common shares held in your account. If you hold your common shares in “street name”, you may be eligible to appoint your proxy electronically via the Internet or telephonically and may incur costs associated with the electronic access or telephone usage.

If you hold your common shares in “street name” and wish to attend the Annual Meeting and vote in person, you must bring documentation from your broker, financial institution or other nominee authorizing you to vote your common shares on behalf of such record holder. The documentation must show that you were the direct or indirect beneficial owner of the common shares on February 21, 2023, the record date for voting at the Annual Meeting.

How will my common shares be voted?

Those common shares represented by properly executed proxy cards that are received prior to the Annual Meeting, or by properly authenticated Internet or telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted by your proxies in accordance with your instructions. If you submit a valid proxy card prior to the Annual Meeting, or timely submit your proxy via the Internet or by telephone, but do not provide voting instructions, your proxies will vote your common shares as recommended by the Board of Directors, except in the case of broker non-votes where applicable, as follows:

•	“FOR” the election as Directors of the Corporation of the ten (10) nominees listed under the heading “PROPOSAL 1 – ELECTION OF DIRECTORS”;

•	“FOR” the non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers as disclosed in this Proxy Statement; and

•	“FOR” the ratification of the appointment of FORVIS, LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2023.

If any other matters are properly presented for voting at the Annual Meeting, the persons appointed as proxies will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment. No appraisal or dissenters’ rights exist for any action proposed to be taken at the Annual Meeting.

Can the proxy materials be accessed electronically?

Yes. The Corporation’s Proxy Statement for the Annual Meeting, a sample of the form of proxy card and the Corporation’s 2022 Annual Report to Shareholders are available on the Internet at www.proxydocs.com/civb.

How do I change or revoke my proxy?

Shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting and any adjournment thereof. You may revoke your proxy at any time before a vote is taken at the Annual Meeting by:

•	filing a written notice of revocation with the Corporate Secretary of the Corporation, at 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870;

•	executing and returning a later-dated proxy card or submitting a later-dated vote through the Internet or by telephone; or

•	attending the Annual Meeting and giving notice of revocation in person.

Attendance at the Annual Meeting will not, by itself, revoke your proxy.

The last-dated proxy you submit (by any means) will supersede any previously submitted proxy. If you have instructed your broker, bank or nominee to vote your common shares, you must follow directions received from your broker, bank or nominee to change your vote.

If I vote in advance, can I still attend the Annual Meeting?

Yes. You are encouraged to vote promptly by returning your signed proxy card by mail or, if applicable, by appointing a proxy to vote electronically via the Internet or by telephone so that your common shares will be represented at the Annual Meeting. However, appointing a proxy does not affect your right to attend the Annual Meeting.

What constitutes a quorum and how many votes are required for adoption of the proposals?

A majority of the outstanding common shares of the Corporation represented in person or by proxy will constitute a quorum at the Annual Meeting. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were 15,697,681 common shares of the Corporation outstanding and entitled to vote on February 21, 2023, the record date. A majority of the outstanding common shares, or 7,848,842 common shares, present in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Annual Meeting.

The rules of the NASDAQ Stock Market LLC (“NASDAQ”), the stock exchange on which the Corporation’s common shares are listed, determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker holding common shares for a beneficial owner in street name may vote on the proposal without receiving instructions from the beneficial owner. If a proposal is non-routine, the broker may vote on the proposal only if the beneficial owner has provided voting instructions. A broker non-vote occurs when the broker, as the holder of record, is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide any instructions.

The ratification of the appointment of the Corporation’s independent registered public accounting firm (Proposal 3) is the only routine proposal. Each of the other proposals is considered a non-routine matter and, therefore, your broker may vote on these matters only if you provide voting instructions. Accordingly, it is important that you provide instructions to your broker on these matters.

Vote Required with Respect to the Proposals

•	Proposal 1 – Election of Directors

Under Ohio law and the Corporation’s Code of Regulations, the ten (10 nominees for election as Directors of the Corporation who receive the greatest number of votes “FOR” election will be elected Directors. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes but will not affect whether a nominee has received sufficient votes to be elected.

•	Proposal 2 – Non-Binding Advisory Resolution to Approve the Compensation of the Corporation’s Named Executive Officers

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve the non-binding advisory resolution to approve the compensation paid to the Corporation’s named executive officers as disclosed in this Proxy Statement. The effect of an abstention is the same as a vote “AGAINST” Proposal 2. Broker non-votes will not be counted in determining whether the proposal has been approved.

•	Proposal 3 – Ratification of the Appointment of the Corporation’s Independent Registered Public Accounting Firm

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of FORVIS, LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2023. The effect of an abstention is the same as a vote “AGAINST” Proposal 3. Because Proposal 3 is a routine proposal, there will be no broker non-votes associated with this proposal.

In accordance with the Corporation’s policy, proxy cards, ballots and voting instructions that identify individual shareholders will be kept confidential. Exceptions to this policy, however, may be necessary in limited instances to comply with applicable legal requirements and, in the event of a contested proxy solicitation, to verify the validity of proxies, ballots and voting instructions submitted by shareholders and the results of the voting.

Who pays the cost of proxy solicitation?

The Corporation will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors, other than the Internet access and telephone usage charges mentioned above. Although we are soliciting proxies by mailing these proxy materials to our shareholders, the directors, officers and employees of the Corporation and our subsidiaries also may solicit proxies by further mailing, personal contact, telephone or electronic mail without receiving any additional compensation for such solicitations. Arrangements will also be made with brokerage firms, financial institutions and other nominees that are record holders of common shares of the Corporation for the forwarding of solicitation materials to the beneficial owners of such common shares. The Corporation will reimburse these brokers, financial institutions and other nominees for their reasonable out-of-pocket costs in connection therewith.

Who should I call if I have questions concerning this proxy solicitation or the proposals to be considered at the Annual Meeting?

If you have any questions concerning this proxy solicitation, or the proposals to be considered at the Annual Meeting, please call Lance A. Morrison, Corporate Secretary, at 419-625-4121 (Sandusky area) or 888-645-4121 (other).

PROPOSAL 1

ELECTION OF DIRECTORS

The Amended and Restated Code of Regulations of the Corporation (the “Regulations”) provides that the number of Directors shall be not less than five (5) nor more than twenty-five (25), as from time to time shall be determined by resolution of the Board of Directors of the Corporation. The Board of Directors currently consists of ten (10) members, and the current terms of all of the Directors expire at the Annual Meeting in 2023. As part of the ongoing refreshment efforts of the Nominating and Corporate Governance Committee (the “Nominating Committee”), Messrs. White and Ritzmann, who have served as Directors of the Corporation since 2002 and 2018, respectively, will retire as Directors and will not seek re-election as Directors at the Annual Meeting. The Nominating Committee has nominated two new nominees - Darci Congrove and Mark Macioce - for election as Directors at the Annual Meeting in place of Messrs. White and Ritzmann. In addition, Ms. Lorina Wise, who was nominated by the Nominating Committee and appointed by the Board of Directors effective as of July 12, 2022, is among the nominees for election at the Annual Meeting.

The Board of Directors proposes that each of the ten (10) nominees named below be elected as a Director of the Corporation to serve a one (1) year term expiring at the annual meeting in 2024, and until his or her successor is elected and qualified or until his or her earlier resignation, removal from office or death. Each nominee was recommended by the Nominating Committee for election. All of the nominees have expressed their willingness to serve as Directors if elected. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a Director; however, if for any reason a nominee becomes unable or unwilling to stand for election as a Director, the individuals designated as proxies in the enclosed proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors following recommendation by the Nominating Committee.

The following table lists each nominee’s name, age, principal occupation(s) and/or positions held with the Corporation, the Corporation’s banking subsidiary, Civista Bank (the “Bank”), and the Corporation’s other subsidiaries, and the year the nominee first became a Director of the Corporation. Unless otherwise indicated, each individual has held his or her principal occupation for more than five years. Additional information regarding each nominee is provided under the heading “CORPORATE GOVERNANCE - Director Qualifications” beginning on page 14 of this Proxy Statement.

Name and principal occupation or employment for the past five years; positions held with the Corporation and its Subsidiaries.	Age (as of Meeting Date)	Director Since	Nominee for Term Expiring In
Darci Congrove Managing Director, GBQ Partners, LLC from 2010 to present Partner, GBQ from 2003 to present Accountant, GBQ Partners, LLC from 1998 to 2003	53	2024	2024
Mark Macioce Vice President and Chief Information Officer, Kichler Lighting (a MASCO Company) from August 2020 to present Vice President, CIO, IT Americas, Synthomer PLC (formerly OMNOVA Solutions) from July 2017 to April 2020	45	2024	2024
Julie A. Mattlin Principal, DKMG Consulting LLC Director of Civista Bancshares, Inc. and Civista Bank Director of United Community Bank until 2018	58	2018	2024
James O. Miller Chairman, Civista Bancshares, Inc. until retirement on April 19, 2022 President and CEO, Civista Bancshares, Inc. until 2017 Chairman, Civista Bank CEO, Civista Bank until 2017 President, Civista Bank until 2014 Director of Civista Bancshares, Inc. and Civista Bank	71	2006	2024
Dennis E. Murray, Jr. Chairman, Civista Bancshares, Inc. since April 19, 2022 Partner, Murray & Murray Company, LPA Director of Civista Bancshares, Inc. and Civista Bank	60	2015	2024
Allen R. Nickles Certified Public Accountant Of Counsel, Payne, Nickles & Company Director of Civista Bancshares, Inc. and Civista Bank	73	2003	2024
Mary Patricia Oliver Founder, Oliver Consulting Group Partner, Tucker Ellis, LLP from 2014 until retirement on December 31, 2018 Director of Civista Bancshares, Inc. and Civista Bank	67	2017	2024
Dennis G. Shaffer President and CEO, Civista Bancshares, Inc. President and CEO, Civista Bank Senior Vice President, Civista Bancshares, Inc. from 2009 until 2014 Executive Vice President, Chief Lending Officer, Civista Bank from 2009 until 2014 Executive Vice President, Civista Bancshares, Inc. from 2014 until 2017 President and CEO, Civista Bank Director of Civista Bancshares, Inc. and Civista Bank	60	2017	2024
Harry Singer Sandusco, Inc., President and CEO ICM Distributing Company, Inc., President and CEO Director of Civista Bancshares, Inc. and Civista Bank	68	2019	2024
Lorina W. Wise Nationwide Children’s Hospital, Chief Human Resources Officer, Assistant Corporate Secretary from 2018-present Nationwide Children’s Hospital, Deputy General Counsel from 2015 to 2018 Nationwide Children’s Hospital, Assistant General Counsel from 2012 to 2015	63	2022	2024

Recommendation and Vote

Under Ohio law and the Corporation’s Amended and Restated Code of Regulations, the ten (10) nominees for election as Directors of the Corporation who receive the greatest number of votes “FOR” election will be elected Directors. Common shares represented by properly executed proxy cards that are received prior to the Annual Meeting, or by properly authenticated Internet or telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted “FOR” the election of the nominees listed above unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or may withhold the authority to vote for one or more individual nominees. Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the proxy card.

The Board of Directors recommends a vote “FOR” the election of all of the nominees listed above.

BENEFICIAL OWNERSHIP OF

COMMON SHARES OF THE CORPORATION

The following table sets forth information concerning the only shareholder known to the Corporation to own beneficially more than 5% of the outstanding common shares of the Corporation as of February 21, 2023.

Name and Address of Beneficial Owner(2)	Amount and Nature of Beneficial Ownership	Percent of Class (1)
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	1,088,695	6.92%
(1)	Percent of Class is computed based on 15,722,614 common shares outstanding on February 21, 2023.
(2)

Based upon the information contained in Schedule 13G/A filed with the SEC on February 1, 2023, to report beneficial ownership of common shares of the Corporation as of December 31, 2022 by BlackRock, Inc. as parent holding company for the following subsidiaries: Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc. and BlackRock Investment Management, LLC. The Schedule 13G filed by BlackRock, Inc. reported sole voting power as to 1,096,905 common shares and sole dispositive power as to 1,088,695 common shares.

The following table sets forth information regarding the beneficial ownership of the Corporation’s common shares, as of February 21, 2023, for each of the current Directors of the Corporation, each of the nominees for election as a Director of the Corporation, each of the individuals named in the Summary Compensation Table for 2022 on page 24, and all Directors, nominees and executive officers of the Corporation as a group.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner or Number of Persons in Group (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Darci Congrove (3)	0	*
Richard J. Dutton (4)	23,937	*
Mark Macioce (5)	0	*
Julie A. Mattlin	7,267	*
Todd A. Michel (6)	6,669	*
James O. Miller (7)	28,088	*
Dennis E. Murray, Jr. (8)	40,178	*
Allen R. Nickles (9)	107,446	*
Mary Patricia Oliver	4,024	*
Charles A. Parcher (10)	13,778	*
William M. Ritzmann (11)	52,105	*
Dennis G. Shaffer (12)	25,691	*
Harry Singer (13)	19,473	*
Paul J. Stark (14)	11,096	*
Daniel J. White (15)	83,037	*
Lorina W. Wise	437	*
All current executive officers and Directors as a group (21 persons)	433,716	2.76%

(1)

Unless otherwise indicated, each executive officer or Director has voting and investment power with respect to all of the common shares reflected in the table for such executive officer or Director. The mailing address of each of these executive officers and Directors of the Corporation is 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870.

(2)

Percent of Class is computed based on 15,722,614 common shares outstanding on February 21, 2023. All common shares reflected in the table are currently owned by each executive officer or Director, and there are no additional common shares as to which any named person or group has the right to acquire beneficial ownership within 60 days after February 21, 2023. *Indicates beneficial ownership of less than one percent of the outstanding common shares of the Corporation.

(3)	New nominee for election as a Director of the Corporation at the Annual Meeting.

(4)

Includes 15,545 common shares held by Richard J. Dutton (including 2,406 restricted common shares, of which 1,665 shares will vest on January 2, 2024 and 741 shares will vest on January 2, 2025); and 7,109 common shares held by Richard J. Dutton IRA.

(5)	New nominee for election as a Director of the Corporation at the Annual Meeting.
(6)

Includes 4,639 common shares held by Todd A. Michel (including 1,205 restricted common shares, of which 834 shares will vest on January 2, 2024 and 371 shares will vest on January 2, 2025); and 1,408 common shares held jointly by Todd A. Michel and Lynn A. Michel, spouse of Todd A. Michel, as to which they exercise shared voting and investment power.

(7)

Includes 13,655 common shares held by James and Martha Miller JT TEN; 5,718 common shares held by Martha M. Miller, IRA, as to which Mr. Miller’s spouse has sole voting and investment power; and 8,715 common shares held by James O. Miller IRA.

(8)

Includes 5,567 common shares held by Dennis E. Murray, Jr.; and 13,019 common shares held by Dennis E. Murray, Jr. Rollover IRA. A total of 20,419 common shares held by Mr. Murray and 6,740 common shares owned by Mr. Murray’s spouse are held in their respective brokerage accounts, which shares (together with other assets in the accounts) may be pledged to secure loans outstanding from time to time to Mr. Murray and his spouse, respectively, with respect to margin accounts.

(9)

Includes 5,187 common shares held by Allen R. Nickles; 99,759 common shares held by Allen R. Nickles SEP IRA; 895 common shares held by Allen R. Nickles IRA; 500 common shares held by Diane Nickles IRA, spouse of Mr. Nickles, as to which she has sole voting and investment power; and 1,105 common shares held by Diane Nickles, as to which she has sole voting and investment power.

(10)

Includes 12,028 common shares held by Charles A. Parcher (including 2,406 restricted common shares, of which 1,665 common shares which will vest on January 2, 2024 and 741 shares will vest on January 2, 2025); and 1,750 common shares held by Charles A. Parcher IRA.

(11)	Includes 24,715 common shares held by William F. Ritzmann; and 27,390 common shares held by William F. Ritzmann IRA.
(12)

Includes 24,328 common shares held by Dennis G. Shaffer (including 4,557 restricted common shares, of which 3,273 shares will vest on January 2, 2024 and 1,284 shares will vest on January 2, 2025); and 1,362 common shares held by Dennis G. Shaffer IRA.

(13)

Includes 1,875 common shares held by Harry Singer Rollover IRA; 1075 common shares held by Harry Singer SEP IRA; 7,900 common shares held by Sandusco Inc., as to which Mr. Singer has shared voting and investment power; 5,568 common shares held by Harry Singer Revocable Trust, as to which Mr. Singer, as trustee, has voting and investment power; and 3,055 common shares held jointly by Harry Singer and Geri M. Smith, his spouse, as to which they exercise shared voting and investment power.

(14)

Includes 6,996 common shares held by Paul J. Stark (including 838 restricted common shares, of which 419 shares will vest on January 2, 2024 and 419 shares will vest on January 2, 2025); and 4,100 common shares held by Paul J. Stark Trust, as to which Mr. Stark, as trustee, has voting and investment power.

(15)	Includes 83,037 common shares held by Dan White Investment LLC, as to which Mr. White has voting and investment power.

Section 16(a) Reports

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporation’s Directors, executive officers and any persons beneficially holding more than 10% of the Corporation’s common shares are required to file statements with the Securities and Exchange Commission (the “SEC”) reporting their initial ownership of the Corporation’s common shares and any subsequent changes in their ownership. To the Corporation’s knowledge, based solely on a review of the Section 16(a) reports filed on behalf of these persons for their transactions during 2022 and written representations that no other Section 16(a) reports were required to be filed for transactions during 2022, all filing requirements applicable to officers, Directors and beneficial owners of more than 10% of the outstanding common shares of the Corporation under Section 16(a) of the Exchange Act were complied with.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

Meetings of the Board of Directors

The Board of Directors of the Corporation met sixteen (16) times in 2022 (including four (4) meetings held by video conference to consider and approve the declaration of dividends). Each Director attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served during 2022.

Attendance at Annual Meeting of Shareholders

The Corporation does not have a formal policy with regard to Director attendance at annual meetings of shareholders. However, the Corporation encourages all Directors and Director nominees to attend each annual meeting of shareholders. All of the Corporation’s Directors attended the 2022 annual meeting of shareholders either in person or via telephone.

Board Leadership Structure and Role in Risk Management

The Board of Directors expects its Chairman to possess extensive knowledge of the Corporation’s operations as well as the experience and capacity to provide strategic direction to the Corporation. Currently, Mr. Dennis E. Murray serves as Chairman of the Board of Directors of the Corporation. Mr. Murray was appointed Chairman effective April 19, 2022, to succeed Mr. James O. Miller, who served as Chairman since 2014. Mr. Murray is an independent director who has served as a Director of the Corporation and Bank since 2015 and previously served as the Board’s Lead Independent Director.

The Board believes that Mr. Murray, through his prior experience as Lead Independent Director of the Corporation, his independent leadership, his experience on the Board and his ability to communicate between the Board and management, can provide appropriate oversight of the Board and promote the Board’s effective functioning.

At the time of Mr. Murray’s appointment as Chairman of the Board on April 19, 2022, the Board also appointed Mr. Dennis G. Shaffer to serve as Vice Chair. Mr. Shaffer’s role as Vice Chair is to provide support to the Chair and to serve as a liaison between the Board and management. Given Mr. Shaffer’s extensive knowledge and active involvement in the operations of the Corporation, and his lengthy experience in banking, the Board determined that Mr. Shaffer serving in this role would provide valuable support to the Chair.

The Board is actively involved in oversight of risks that could affect the Corporation and its subsidiaries. It reviews and approves the minutes of each meeting of the Corporation’s Risk Management Committee, consisting of the executive officers of the Corporation. The Board has assigned to its Audit Committee responsibility for oversight of the internal controls of the Corporation. Each Director of the Corporation is also a member of the Bank’s board of directors and, as such, receives monthly reports from the Risk Management Officer concerning risks to the Bank.

The role of the Board of Directors in the Corporation’s risk management process also includes reviewing regular reports from senior management on areas of material risk to the Corporation, including operational, financial, legal, regulatory and strategic risks. The Board of Directors reviews these reports to enable it to understand and to assess the Corporation’s risk management and risk mitigation strategies.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. In accordance with the Risk Management Committee charter, the Risk Management Committee assists the Board of Directors in its oversight of the implementation and enforcement of policies, procedures and practices relating to: (i) the management of enterprise-wide risk; (ii) compliance with applicable laws and regulations and the maintenance of appropriate regulatory and economic capital and reserve levels; and (iii) the Corporation’s long-term strategic plans and initiatives. In addition, the Audit Committee assists the Board of Directors in overseeing and monitoring management’s conduct of the Corporation’s financial reporting process and system of internal accounting and financial controls. While each committee oversees certain risks and the management of such risks, the entire Board is regularly informed of such risks through committee reports.

Committees of the Board

The Board of Directors of the Corporation has the following standing committees: Nominating and Corporate Governance Committee (“Nominating Committee”); Audit Committee; and Compensation, Benefits and Liability Committee (“Compensation Committee”). The following table shows the current membership of each of the standing committees of the Board. It is anticipated that the composition of the standing committees may change, and new Directors may be appointed to serve on these committees, following the Annual Meeting.

Nominating	Audit	Compensation
Committee	Committee	Committee
Mary Patricia Oliver, Chair	Julie A. Mattlin, Chair	Harry Singer, Chair
Dennis E. Murray, Jr.	Allen R. Nickles	Dennis E. Murray, Jr.
Harry Singer	Daniel J. White	Mary Patricia Oliver
William F. Ritzmann
Lorina W. Wise

Nominating Committee

The Nominating Committee currently has three (3) members and met five (5) times in 2022. The Board of Directors has determined that each of the current members of the Nominating Committee qualifies, and each Director who served as a member of the Nominating Committee during 2022 qualified during his or her tenure on the Nominating Committee during 2022, as an “independent director” under applicable NASDAQ rules. The Board of Directors has adopted a written charter for the Nominating Committee. A copy of the charter is posted on the “Governance Documents” page under the “Corporate Overview” tab of the Corporation’s website at www.civb.com.

The Nominating Committee recommends to the Corporation’s Board of Directors the names of those persons to be proposed for election as Directors of the Corporation at each annual meeting of shareholders. The Nominating Committee also nominates Directors to serve on committees of the Board of Directors and on the boards of directors and committees of the Corporation’s subsidiaries, assists the Board of Directors in Director orientation and continuing education, periodically reviews Director compensation, and is responsible for reviewing and establishing corporate governance policies and programs.

Audit Committee

The Audit Committee currently has three (3) members and met five (5) times in 2022. The Board of Directors has determined that each member of the Audit Committee qualifies, and each Director who served as a member of the Audit Committee during 2022 qualified during his or her tenure on the Audit Committee during 2022, as an “independent director” under applicable NASDAQ rules and under Rule 10A-3 promulgated under the Exchange Act. The Board of Directors has adopted a written charter for the Audit Committee which is posted on the “Governance Documents” page under the “Corporate Overview” tab of the Corporation’s website at www.civb.com.

The Board has determined that each member of the Audit Committee is able to read and understand financial statements, including the Corporation’s balance sheet, income statement and cash flow statement, and is qualified to discharge his or her duties to the Corporation and its shareholders. The Board has also determined that Julie A. Mattlin qualifies as an “audit committee financial expert” for purposes of Item 407(d)(5) of Regulation S-K. Ms. Mattlin is a principal of DKMG Consulting, LLC and has provided financial consulting services to airports and other entities for over 30 years, including bond issuances worth billions of dollars. She has considerable experience in accounting for estimates, accruals and reserves. Ms. Mattlin also previously served as the Chair of the Audit Committee of United Community Bancorp, that was acquired by the Corporation in September, 2018. She has also been a member of the Corporation’s Audit Committee since 2019.

As set forth in the Audit Committee’s Charter, the Audit Committee’s responsibilities include the following:

•

To supervise the independent audit function, including pre-approving the employment of and evaluating the independent auditor, reviewing the independence of the independent auditor and discussing with senior management and the independent auditor any significant deficiencies or material weaknesses in the design or operations of the Corporation’s internal controls, any audit problems or difficulties, any changes required in the scope of the audit plan, and the audit budget and staffing;

•

To oversee the internal audit and internal controls, including reviewing and discussing with senior management, the internal auditor and the independent auditor the adequacy of the Corporation’s internal control over financial reporting and disclosure controls and procedures and the independent auditor’s attestation report;

•

To oversee financial reporting, including reviewing and discussing with senior management and the independent auditor the Corporation’s quarterly and annual financial statements and all critical accounting policies and practices and any significant changes in accounting policies;

•

To provide the report to be included in the Corporation’s annual proxy statement regarding the Audit Committee’s review and recommendation regarding the inclusion of the audited financial statements in the Corporation’s annual report on Form 10-K and quarterly on Form 10-Q for filing with the SEC; and

•	To review, approve and oversee material related party transactions and any other potential conflict of interest situations on an ongoing basis.

In discharging its responsibilities, the Audit Committee is authorized to investigate any matter that the Audit Committee deems appropriate to carry out its responsibilities and has access to all books, records, facilities and personnel of the Corporation. The Audit Committee is also authorized to retain, compensate, direct, oversee and terminate an independent auditor, independent counsel, other auditors and experts as it deems necessary.

Additional information regarding the Audit Committee, including the Audit Committee’s report relating to the 2022 fiscal year, is provided under the heading “AUDIT COMMITTEE MATTERS” beginning on page 38 of this Proxy Statement.

Compensation Committee

The Compensation Committee currently has five (5) members and met five (5) times in 2022. The Board of Directors has determined that each member of the Compensation Committee qualifies, and each Director who served as a member of the Compensation Committee during 2022 qualified during his or her tenure on the Compensation Committee, as an “independent director” under applicable NASDAQ rules. In addition, each member of the Compensation Committee qualifies as a “non-employee director” for purposes of SEC Rule 16b-3. The Board of Directors has adopted a written charter for the Compensation Committee which is posted on the “Governance Documents” page under the “Corporate Overview” tab of the Corporation’s website at www.civb.com.

The Compensation Committee approves compensation for executive officers and annual budgetary levels for employee compensation and benefits; reviews and establishes the policies for all benefit programs for the Corporation and its subsidiaries; reviews and recommends the affirmative action program for the Corporation and its subsidiaries; and reviews and makes recommendations for benefit insurance programs of the Corporation and its subsidiaries.

Additional information regarding the Compensation Committee and its functions and responsibilities is provided under the heading “EXECUTIVE COMPENSATION–Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement.

2022 COMPENSATION OF DIRECTORS

The Nominating Committee annually considers the compensation paid to non-employee Directors and recommends appropriate compensation for service on the Board and/or the Bank’s board of directors. Executive officers of the Corporation do not play a role in determining Director compensation. During 2022, the Directors of the Corporation were not paid any fees for their service on the Board of the Corporation or for attendance at meetings of the Corporation’s Board. However, each Director of the Corporation also serves as a Director of the Bank and received Directors’ fees at the rate of $1,500.00 per Board meeting attended during 2022. In addition, the Directors of the Corporation and the Bank received $500.00 per committee meeting of the Corporation or the Bank attended, except that the Chairperson of each Committee received $1,500.00 per committee meeting attended except that the Chairperson of the Bank’s Information Technology Committee received $750.00 per committee meeting attended. Directors who are also officers of the Corporation and/or its subsidiaries do not receive any fees or other compensation as Directors of the Corporation or any of its subsidiaries or for attendance at any Board or committee meetings.

Directors of the Bank also receive an annual retainer for their service on the Board. To align the interest of Directors with the interest of the Corporation’s shareholders, the entire amount of the retainer was paid in common shares of the Corporation. Each Director received a retainer totaling $14,000.00, which was paid in common shares of the Corporation, for his or her service on the board of the Bank during the period from April 19, 2022, until the Annual Meeting on April 18, 2023. The retainer amount was pro-rated for new directors based on when they joined the Board. Mr. Miller received an additional cash retainer in the amount of $7,500.00 per month for his service as Chairman of the Corporation and the Bank, until his retirement as Chairman in April, 2022. This additional retainer was recommended by the Nominating Committee and approved by the Board in recognition of the significant additional strategic and other duties required of the Chairman. Mr. Murray received an additional cash retainer in the amount of $2,500.00 per month for his service as Lead Independent Director prior to April, 2022 and as Chairman of the Board since April, 2022. The additional cash retainer paid to Mr. Murray as Lead Independent Director, and subsequently as Chairman of the Board, was recommended by the Nominating Committee and approved by the Board in recognition of the additional duties required of Mr. Murray in his roles as Lead Independent Director and as Chairman of the Board.

The Corporation and each of its subsidiaries has adopted a non-qualified Deferred Compensation Plan for each non-employee Director. Pursuant to each such plan, a Director may defer any or all of the Director fees or committee fees earned by such Director during a particular calendar year. The amount deferred is credited with interest at a rate equal to the ten-year United States Treasury Constant Maturity rate published by the Federal Reserve and adjusted monthly. During 2022, no Director of the Corporation elected to defer his or her Director fees and/or committee fees earned as a Director of the Corporation or the Bank.

In 2014, the shareholders of the Corporation approved the Corporation’s 2014 Incentive Plan (the “2014 Incentive Plan”), which makes equity-based awards and cash-based awards available for grant to eligible participants. Directors of the Corporation and the Bank are eligible to receive awards as participants under the 2014 Incentive Plan. As described above, the Corporation has issued awards of unrestricted common shares to the non-employee Directors under the 2014 Incentive Plan in lieu of their cash retainer. Additional information concerning the 2014 Incentive Plan is provided under the heading “EXECUTIVE COMPENSATION—Retirement, Deferred Compensation and Other Benefit Plans–2014 Incentive Plan” on page 29 of this Proxy Statement.

Set forth below is information regarding the compensation paid for 2022 to each of the Directors of the Corporation (other than Mr. Dennis G. Shaffer, whose compensation information is included in the Summary Compensation Table for 2022 on page 24).

DIRECTOR COMPENSATION TABLE FOR 2022

Name	Fees Earned or Paid in Cash (1)	Stock Awards ($) (2)	Change in Nonqualified Deferred Compensation Earnings (3)	Total ($)
Julie A. Mattlin	$26,562	$14,015	—	$35,077
James O. Miller	$52,450	$14,015	—	$64,965
Dennis E. Murray, Jr.	$38,975	$14,015	—	$47,490
Allen R. Nickles	$21,200	$14,015	—	$31,215
Mary Patricia Oliver	$23,225	$14,015	—	$29,740
William F. Ritzmann	$27,600	$14,015	—	$39,115
Harry Singer	$31,812	$14,015	—	$39,327
Daniel J. White	$20,950	$14,015	—	$32,465
Lorina W. Wise (4)	$ 8,988	$10,173	—	$18,661
(1)

Includes additional fees paid to Directors for attendance at board and/or committee meetings calculated at the rate of $50.00 per hour for (a) travel time for those Directors who do not reside in Erie County, Ohio and (b) time for all Directors when meetings were held at locations other than in Erie County. Also includes (i) fee of $7,500 per month paid to Mr. Miller for serving as Chairman of the Board, until his retirement as Chairman on April 19, 2022 and (ii) fee of $2,500 per month paid to Mr. Murray for service as Lead Independent Director (until April 19, 2022) and as Chairman of the Board (beginning April 19, 2022).

(2)	Reflects the unrestricted common shares awarded under the 2014 Incentive Plan on April 19, 2022 with a grant date fair value (computed in accordance with FASB ASC Topic 718) of $23.40 per share.
(3)	Reflects above-market or preferential earnings on non-qualified deferred compensation in 2022.
(4)	Ms. Wise was elected to the Board effective July 12, 2022.

CORPORATE GOVERNANCE

Code of Ethics

In accordance with applicable NASDAQ rules and the rules and regulations of the SEC, the Board of Directors of the Corporation has adopted a Code of Conduct (Ethics) applicable to all Directors, officers and employees of the Corporation and its subsidiaries, including the Corporation’s principal executive officer and principal financial officer. A copy of the Code of Conduct (Ethics) is posted on the “Governance Documents” page under the “Corporate Overview” tab of the Corporation’s website at www.civb.com.

Corporate Responsibility (ESG)

As a community banking organization, the main purposes of the Corporation and its subsidiaries are to serve our shareholders, help our customers thrive, our communities grow and our employees develop. The Corporation’s commitment to responsible and efficient operation and corporate citizenship helps further those purposes. Such corporate responsibility and citizenship include corporate governance initiatives, philanthropy, community development and a commitment to employees. With this in mind, the Corporation has posted on its website its Corporate Responsibility (ESG) Report. The Report can be found on the Corporation’s website at www.civb.com at the bottom of the home page under the “Corporate Responsibility” tab.

Communications with Board of Directors

The Corporation provides a process for shareholders to send communications to the Corporation’s Board of Directors. Shareholders can send communications to the entire Board or to a specified Director by mailing the communication to Lance A. Morrison, Senior Vice President, Corporate Secretary and General Counsel, at 100 East Water Street, Sandusky, Ohio 44870. All such communications will be relayed as requested without any screening.

Director Independence

The Corporation has affirmatively determined that all Directors are currently “independent” under applicable NASDAQ rules, except that Dennis G. Shaffer does not qualify as independent due to his service as President and CEO of the Corporation and the Bank. In making its determination concerning the independence of Directors, the Board of Directors of the Corporation reviewed and considered each Director’s relationships, both direct and indirect, with the Corporation and its subsidiaries, including those described under the heading “Transactions with Directors, Officers and Related Persons” on page 15 of this Proxy Statement.

Board Governance Initiatives

During 2021 and 2022, the Nominating Committee of the Board of Directors continued its work on its governance initiative aimed at further improving corporate governance through annual Board evaluations, utilizing a skills matrix and annual interviews of Directors by the Chairman and the Lead Independent Director, as well as a Board refreshment initiative. In 2020, the Nominating Committee adopted a Board of Directors Guide, which among other things: formalizes the criteria to be used in evaluating existing Directors and new Director candidates and assessing their qualifications; sets forth certain expectations for Board members with regard to age, citizenship and residency, stock ownership (i.e., a minimum of 5,000 shares of common stock of the Corporation within five (5) years of joining the Board), attendance at Board and committee meetings, experience and integrity; identifies the roles, duties and responsibilities of the Directors, as well as those of the Chairman and committee chairs; formalizes the process for conducting succession planning with regard to the CEO as well as executive management as a whole; sets forth the procedures for selecting an interim replacement CEO in the event the CEO should die or suddenly become incapacitated and unable to serve as CEO, and procedures for identifying, recruiting, evaluating and selecting a successor CEO; and identifies certain expectations of Directors with regard to business development, new Director orientation and continuing education and training for Directors. Finally, as part of the Board refreshment initiative during 2021, the Nominating Committee and the Board of Directors nominated chairs-elect of the Board of Directors and committees of the Board in order to provide for greater succession planning. Those chairs-elect were elected to their positions by the Board of Directors immediately following the 2022 annual meeting of shareholders on April 19, 2022.

NASDAQ Diversity Matrix

On August 6, 2021, the SEC approved amendments to the Listing Rules of NASDAQ related to board diversity. New Listing Rule 5605(f) (the “Diverse Board Representation Rule”) will require each NASDAQ-listed company, subject to certain exceptions, to have, or explain why it does not have, at least two members of its board of directors who are diverse, including (1) at least one diverse director who self-identifies as female, and (2) at least one diverse director who self-identifies as an underrepresented minority or LGBTQ+. Under the NASDAQ rule, a director will be considered “diverse” if the individual self-identifies in one or more of the following categories: Female, Underrepresented Minority, or LGBTQ+. “Female” means an individual who self-identifies her gender as a woman, without regard to the individual’s designated sex at birth. An “underrepresented minority” means an individual who self-identifies as one or more of the following: Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or Two or More Races or Ethnicities. While we are not required to fully comply with the Diverse Board Representation Rule until 2025, we note that our Board as currently comprised would satisfy the requirements of the Diverse Board Representation Rule.

In addition, new Listing Rule 5606 (the “Board Diversity Disclosure Rule”) requires each NASDAQ-listed company, subject to certain exceptions, to provide statistical information about the company’s current board of directors, in a uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+. We have provided the statistical information required by the Board Diversity Disclosure Rule in the matrices below.

Board Diversity Matrix (as of December 31, 2022)
Total Number of Directors	10
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	7	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

Board Diversity Matrix (as of December 31, 2021)
Total Number of Directors	10
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	8	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	8	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

Nominating Procedure

The Corporation has not adopted a formal policy with regard to consideration of any Director candidates recommended by shareholders, which the Board of Directors deems appropriate because the Nominating Committee considers all recommendations for candidates from any source. To be considered by the Nominating Committee, shareholder recommendations as to Director candidates should be sent in writing to the Corporation, in care of the Corporation’s Corporate Secretary, at 100 East Water Street, Sandusky, Ohio 44870.

Shareholders of the Corporation may also nominate a candidate for election as a Director of the Corporation by following the procedures set forth in the Corporation’s Amended and Restated Code of Regulations. Pursuant to the Amended and Restated Code of Regulations, all shareholder nominations must be made in writing and delivered or mailed to the Corporate Secretary of the Corporation at the Corporation’s principal executive offices located at 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870. Nominations must be received by the Corporate Secretary of the Corporation not less than 14 days nor more than 50 days prior to the meeting, except that if less than 21 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be delivered or mailed no later than the close of business on the 7th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first (but in no event less than seven days prior to the meeting). Each nomination must contain the following information: (a) the name, age, business address and residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the proposed nominee; (d) the name and record address of the shareholder making the nomination; and (e) the class and number of shares of capital stock of the

Corporation which are beneficially owned by the shareholder making the nomination. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of a proposed nominee to serve as Director of the Corporation.

Effective September 1, 2022, SEC Rule 14a-19 requires the use of a universal proxy card in contested director elections. Under this “universal proxy rule,” a shareholder intending to engage in a director election contest with respect to an annual meeting of shareholders must give the Corporation notice of its intent to solicit proxies by providing the name(s) of the shareholder’s nominee(s) and certain other information at least 60 calendar days prior to the anniversary of the previous year’s annual meeting date (except that, if the Corporation did not hold an annual meeting during the previous year, or if the date of the meeting has changed by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by the registrant).

Director Qualifications

The Nominating Committee identifies nominees by considering recommendations from all sources and evaluates them by applying the criteria that it has adopted. The Board of Directors Guide, which was adopted by the Nominating Committee in 2020, sets forth criteria to be used in evaluating existing Directors and new Director candidates, the minimum qualifications that must be met by any Director nominee and the qualities and skills that are necessary for a Director, new or existing, to possess. In addition to the qualifications and expectations set forth in the Board of Directors Guide, the Nominating Committee also considers cognitive diversity, relevant business and employment experience, experience on other boards, experience with publicly traded companies, relevant special knowledge, independence, personal characteristics, financial sophistication and community involvement. During 2019, the Nominating Committee and the Board of Directors adopted a formal Board Diversity Policy, a copy of which is available on the Corporation’s website at www.civb.com (on the “Governance Documents” page under the “Corporate Overview” tab), regarding the consideration of cognitive diversity in identifying nominees for Director. Cognitive diversity is one of the primary factors considered by the Nominating Committee pursuant to its criteria for evaluating Director candidates. Cognitive diversity promotes diversity of all types and seeks the inclusion of different perspectives and ideas to mitigate against groupthink. Cognitive diversity also seeks to ensure that the Corporation benefits from all available talent. Diversity is to be achieved through recruitment efforts and the gathering of candidate pools that consider not only merit, but the competencies, expertise, skills and backgrounds identified by the Board as being important to fostering cognitive diversity and an inclusive culture. The Nominating Committee will annually review and assess the Board Diversity Policy’s effectiveness in achieving a diverse and robust Board.

The Nominating Committee and the Board of Directors believe that each of the nominees who have been nominated for election at the Annual Meeting brings a strong background and set of skills to the Board which provides the Board as a whole with competence, experience and expertise in a wide variety of areas, including business and executive management, banking, manufacturing, accounting and finance, tax, insurance, human resources, information technology, law and international business. Provided below is the evaluation of the Nomination Committee and the Board of Directors regarding the specific attributes, skills and qualifications possessed by each Director nominee.

Darci Congrove. The Nominating Committee and the Board of Directors believe that the attributes, skills, experience and qualifications that Ms. Congrove has developed through more than 30 years as a Certified Public Accountant in private practice and more than 12 years as a Managing Director of the largest Columbus, Ohio based public accounting firm allow her to provide tax, accounting and financial expertise to the Board of Directors and have recommended her for election.

Mark Macioce. The Nominating Committee and the Board of Directors believe that the attributes, skills, experience and qualifications that Mr. Macioce has developed through more than 20 years as an Information Technology professional, IT Director and Chief Information Officer allow him to provide business, technology and innovation expertise to the Board of Directors and have recommended him for election.

Julie A. Mattlin. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Ms. Mattlin has developed through 31 years in providing financial consulting services to airports, including the development of financial and funding strategies and reports related to bond issuances, allow her to provide financial and business expertise to the Board of Directors and have recommended her for re-election.

James O. Miller. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Miller has developed through more than 43 years working in the financial services industry, including 31 years at the Corporation and the Bank, allow him to provide banking, accounting and financial expertise and a comprehensive knowledge and understanding of the Corporation’s operations and management to the Board of Directors and have recommended him for re-election.

Dennis E. Murray, Jr. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Murray has developed through 35 years as an attorney litigating various legal matters (including accounting, antitrust and banking issues and shareholder and other business disputes) and through his governmental service in various capacities allow him to provide legal expertise to the Board on corporate and governance matters, and have recommended him for re-election.

Allen R. Nickles. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Nickles has developed through more than 47 years as a Certified Public Accountant in private practice allow him to provide tax, accounting and financial expertise to the Board of Directors and have recommended him for re-election.

Mary Patricia Oliver. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Ms. Oliver has developed through more than 39 years as an attorney practicing in the financial services industry, including most recently as a partner with Tucker Ellis LLP until December 31, 2018, and formerly as an Executive Vice President, General Counsel and Chief Corporate Governance Officer of BB&T Corporation, allow her to provide legal, financial and governance expertise to the Board of Directors and have recommended her for re-election.

Dennis G. Shaffer. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Shaffer has developed through more than 37 years working in the financial services industry, including the last 13 years at the Corporation and the Bank, allow him to provide banking, accounting and financial expertise and comprehensive knowledge and understanding of the Corporation’s operations and management to the Board of Directors and have recommended him for re-election.

Harry Singer. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Singer has developed through 34 years in both the commercial real estate and the retail industries allow him to provide valuable owner/operator and business expertise to the Board of Directors and have recommended him for re-election.

Lorina W. Wise. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Ms. Wise has developed through 35 years as an attorney and 25 years as a leader and executive at large institutions, including her current position with Nationwide Children’s Hospital, specializing in labor and employment matters, as well as the related legal, regulatory, financial and administrative matters related thereto, allows her to provide the Board with the benefit of her business, legal and human resources expertise and perspective, led to her being recommended for election.

Transactions with Directors, Officers and Related Persons

The Corporation’s subsidiary, the Bank, has had and expects to have banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Corporation, and their respective related persons, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and that do not involve more than normal risk of collectability or present other unfavorable features. All such loans presently outstanding to Directors and executive officers, including their immediate families and companies in which they are executive officers, are performing loans.

Each officer and Director is expected to bring to the attention of the Board or Nominating Committee any relationship or transaction with the Corporation in which he or she has a direct or indirect interest, other than ordinary course banking transactions of the types described above. The Corporation’s Audit Committee conducts appropriate review and oversight of all related party transactions for potential conflict of interest situations on an ongoing basis. In addition, one of the basic principles of the Corporation’s Code of Conduct is the avoidance of conflicts between personal interests and the interests of the Corporation, or even the appearance of such conflicts. Also, when the Nominating Committee becomes aware that a transaction presents a possible conflict, it considers the transaction including, among other things, whether the transaction impacts the independence of any independent Board member, whether the related person’s interest in the transaction is material and whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party.

Anti-Hedging Policy

The Corporation’s Insider Trading Policy prohibits all directors, officers and employees, including the Corporation’s executive officers, from engaging in certain hedging transactions related to securities of the Corporation held by them, including the purchase of securities on margin, buying or selling puts or calls, and trading securities on a short-term basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Corporation’s Board of Directors is currently comprised of Dennis E. Murray, Jr., William F. Ritzmann, Harry Singer and Lorina W. Wise. All of the members of the Compensation Committee qualify, and each Director who served as a member of the Compensation Committee during 2022 qualified during his tenure on the Compensation Committee, as an “independent director” under applicable NASDAQ rules. None of the members of the Compensation Committee is a past or present officer or employee of the Corporation or any of its subsidiaries, except that Mr. Ritzmann previously served, until his retirement in June of 2014, as the President and Chief Executive Officer of United Community Bank, which was acquired by the Corporation in 2018. During the 2022 fiscal year, none of the Corporation’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on the Corporation’s Board of Directors or Compensation Committee.

Except for banking transactions in the ordinary course of business with the Bank, as described above under “CORPORATE GOVERNANCE–Transactions with Directors, Officers and Associates,” none of the members of the Compensation Committee had any relationships or transactions with the Corporation or its subsidiaries during 2022 which would require disclosure under Item 404 of SEC Regulation S-K.

EXECUTIVE OFFICERS OF THE CORPORATION

The following table sets forth the names and ages of all current executive officers of the Corporation, other than Dennis G. Shaffer, whose information is set forth under the heading “PROPOSAL 1–ELECTION OF DIRECTORS” on page 4 of this Proxy Statement, and all positions and offices held by such executive officers with the Corporation and its subsidiaries, and each executive officer’s business experience during the past five (5) years.

NAME	AGE (as of Meeting Date)	POSITION
Robert L. Curry, Jr.	54

Senior Vice President of the Corporation since 2022

Senior Vice President of Civista Bank since 2022

Director of CIVB Risk Management, Inc. since 2022

Executive Vice President, Compliance Office at Key Bank from 2015 to 2021

Richard J. Dutton	60

Senior Vice President of the Corporation since 2006

Executive Vice President, Chief Operating Officer, of Civista Bank since 2013

Executive Vice President of Civista Bank since 2006

Director of CIVB Risk Management, Inc. since 2017

Russel J. Edwards, Jr.	57

Senior Vice President of the Corporation since 2019

Senior Vice President, Retail Banking of Civista Bank since 2019

Vice President and Business Banking of S&T Bank from 2018 to 2019

Vice President and Business Banking of Citizens Bank in 2018

Vice President and Business Banking Officer at Citizens Bank from 2017 to 2018

Carl A. Kessler, III	54

Senior Vice President of the Corporation since 2022

Senior Vice President of Civista Bank since 2020

Chief Information Officer of First Mutual Holding Company from 2017 to 2020

Chief Information Officer of First Federal Lakewood from 2013 to 2019

Chief Operations and Information Officer of First Federal Lakewood from 2019 to 2020

Advisory Board Member of Array.com since 2021

NAME	AGE (as of Meeting Date)	POSITION
Todd A. Michel	58

Senior Vice President and Controller of the Corporation since 2000

Vice President and Controller of the Corporation from 1998 to 2000

Senior Vice President and Controller of Civista Bank since 1999

Vice President and Controller of Civista Bank from 1998 to 1999

Controller of Civista Bank from 1996 to 1998

Lance A. Morrison	56

Senior Vice President and General Counsel of the Corporation since 2019

Secretary of the Corporation since 2019

Senior Vice President of Civista Bank since 2018

Director of CIVB Risk Management since 2019

Vice President, General Counsel and Corporate Secretary of Cortland

Bancorp and Cortland Bank from 2013 to 2018

Charles A. Parcher	58

Senior Vice President of the Corporation since 2016

Executive Vice President, Chief Lending Officer, of Civista Bank

since 2016

Senior Vice President of KeyBank from 2015 to 2016

Market President of Northwest Ohio, First Merit Bank from 2011 to 2015

Paul J. Stark	65	Senior Vice President of the Corporation since 2010 Senior Vice President, Chief Credit Officer, of Civista Bank since 2010
Donna M. Waltz-Jaskolski	57

Senior Vice President of the Corporation since 2017

Senior Vice President, Customer Experience Officer, of Civista Bank since 2017

Senior Vice President, Regional Manager, PNC Bank, formerly known as National City Bank, from 2008 until 2016

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of compensation program

The Compensation Committee is responsible for the development and administration of the Corporation’s policies regarding executive compensation and obtains input from management and outside consultants as appropriate. The Compensation Committee approves the Corporation’s overall compensation levels and increases. It oversees the Corporation’s compensation and benefit program, and administers the Corporation’s 2014 Incentive Plan. The Compensation Committee sets the compensation of the Corporation’s chief executive officer. The executive officers of the Corporation are paid by the Bank for their services to the Corporation, the Bank and the other subsidiaries of the Corporation. They receive no compensation directly from the Corporation.

The Compensation Committee’s determinations are based in large part upon information concerning the compensation paid by similarly-sized financial institutions. From and after 2018, the Compensation Committee has retained a compensation consultant, Newcleus (formerly, Compensation Advisors), to provide peer information and recommendations concerning the base salaries, incentives and total compensation to be paid to the Corporation’s named executive officers included in the Summary Compensation Table on page 24 of this Proxy Statement (“NEOs”). In making compensation decisions for 2022, the Compensation Committee considered certain peer information and recommendations by Newcleus in conjunction with a study offering information about base salaries at similar institutions.

The Compensation Committee believes that the compensation historically paid to the Corporation’s NEOs has been conservative and has generally followed a goal of paying NEOs a base salary that is in the 50th percentile of the base compensation paid at similar companies.

Prior to 2015, the Corporation’s compensation program had focused primarily on the base salary paid to each executive officer, supplemented by a 401(k) plan, a defined benefit pension plan (for those employees of the Bank as of December 2006), a supplemental nonqualified executive retirement plan (for certain employees who will not be eligible for full benefits under the defined benefit pension plan), and health and welfare benefits generally available to all employees. However, since 2015 the Corporation has shifted a significant part of executive officers’ compensation to incentive-based compensation that is tied to the performance of the Corporation.

For each of 2021 and 2022, the Compensation Committee approved measures of the Corporation’s performance to apply in considering discretionary bonuses for the NEOs. The financial measures used to evaluate the Corporation’s 2021 and 2022 performance are described under the heading “Compensation components–Bonus/Incentive Compensation” below. Based upon the Corporation’s 2021 and 2022 performance against those measures, the Compensation Committee approved discretionary bonuses to the NEOs to be paid out in 2022 and 2023, respectively. The Compensation Committee designated a portion of these discretionary bonuses to be paid out in cash and the remaining portion of the bonuses to be paid out in the form of grants of restricted common shares of the Corporation that vest in three equal annual installments over a three-year period. The grants of restricted common shares are intended to further align the interests of management with those of the Corporation’s shareholders and to incentivize key executives to remain with the Corporation.

In 2015, the Compensation Committee determined that the action taken in 2014 to freeze the Corporation’s pension plan would cause a loss of retirement benefits for a number of the Corporation’s employees who would not be able to use remaining benefit plans to make up the difference. As a result, the Compensation Committee approved Pension Shortfall Agreements between the Corporation and various employees, including one NEO, to provide for an annual amount to be set aside so as to offset the shortfall in the amount to be paid out to the employee upon reaching retirement age.

At the Corporation’s 2022 annual meeting, the shareholders approved the non-binding advisory resolution to approve the Corporation’s executive compensation as disclosed in the proxy statement for the 2022 annual meeting. The resolution was approved by a majority of those voting on the issue (including abstentions counting as “no” votes, but excluding broker non-votes). While the advisory vote was only one of several factors that influenced the Corporation’s executive compensation decisions and policies for 2022, the Compensation Committee viewed the results of this advisory vote as a continued indication that shareholders are in general supportive of the Corporation’s compensation philosophy and policies.

Role of the Compensation Committee, management and consultants in determining compensation

The Compensation Committee of the Corporation’s Board of Directors retains overall responsibility for administration of the compensation arrangements for the executive officers of the Corporation, including the NEOs. The Compensation Committee evaluates the factors relevant to the Corporation’s compensation decisions and approves the compensation program for NEOs. Historically, the Compensation Committee has relied heavily on information obtained from consultants and other external sources concerning the compensation paid by similarly-sized financial institutions. While the Compensation Committee considers the recommendations of the Chief Executive Officer in making annual compensation decisions with respect to other executive officers, the Compensation Committee retains ultimate authority and discretion regarding the compensation arrangements for executive officers of the Corporation and does not delegate any of its authority.

In determining the 2022 compensation for the Corporation’s NEOs, the Compensation Committee considered information from Newcleus, the outside compensation consultant retained to advise it regarding executive compensation, and analytical data from CompAnalyst (a product of Salary.com that offers up-to-date market pricing information for more than 15,000 job titles as well as embedded executive proxy data). Newcleus reports directly to the Compensation Committee, which approves the work conducted by Newcleus. Newcleus also interacted with senior management within the Corporation as necessary to complete the work for the Compensation Committee. Newcleus did not provide any other services to the Corporation or its subsidiaries in 2022 other than services provided to the Compensation Committee. Based on the Compensation Committee’s assessment, the Compensation Committee determined that no conflicts of interest exist and that Newcleus qualifies as independent for purposes of applicable NASDAQ and SEC rules.

As the basis for its recommendations, Newcleus gathered information regarding peer financial institutions located in the Midwest that had assets of more than $1.35 billion and less than $7 billion. The specific financial institutions included in the peer group were Peoples Bancorp, Inc., Mercantile Bank Corporation, City Holding Company, Republic First Bancorp, Inc., CNB Financial Corporation, Independent Bank Corporation, First Financial Corporation, HBT Financial, Inc., Farmers National Banc Corp., Sterling Bancorp, Inc. (Southfield, MI), Codorus Valley Bancorp, Inc., Farmers & Merchants Bancorp, Inc., Citizens Financial Services, Inc., Penns Woods Bancorp, Inc., LCNB Corp., BankFinancial Corporation and Middlefield Banc Corp. The CompAnalyst program also consolidates the results of other major compensation surveys related to financial institutions with asset sizes between $2 billion and $5 billion. Newcleus compared the base salaries of NEOs to the 50th percentile of the amounts paid as base salaries for similar positions by peer institutions. With respect to total cash compensation and total compensation, Newcleus compared the total cash compensation and total compensation of the NEOs to the 75th percentile of the amounts paid as total cash compensation and total compensation for similar positions by peer institutions. In determining the base salaries to be paid to NEOs, the Committee reviewed the peer information as indicated in the report of Newcleus and the CompAnalyst program related to the base salary paid for job functions similar to those performed by the Corporation’s NEOs. The Chief Executive

Officer also made recommendations regarding the base salary of other executive officers which were considered by the Committee. The Compensation Committee also considered the cash compensation and total compensation information from Newcleus in determining the structure and amount of potential incentive compensation.

Early in each year, the Compensation Committee selects appropriate performance measures to be considered in connection with the evaluation of possible bonuses based upon the Corporation’s performance that year. However, the Compensation Committee retains ultimate discretion concerning whether or not any bonuses will be paid. At its meetings in February of 2022 and 2023, the Compensation Committee reviewed the bonuses paid during recent years and concluded that the bonuses had been effective in providing desired performance incentives. Accordingly, for each of 2021 and 2022 the Committee applied the selected performance measures to the Corporation’s actual results for those years and determined that it was appropriate to pay bonuses based upon those results. The Compensation Committee determined the appropriate bonus amounts to be paid and allocated the amount to be paid between cash and restricted common shares of the Corporation.

Consistent with the Compensation Committee’s past practice, in February 2023 the Compensation Committee approved the method for calculating possible bonuses based on the Corporation’s results for 2023. The Compensation Committee chose the same four (4) cash bonus performance measures and the same two (2) equity bonus performance measures that were selected for 2022. With respect to each of these performance measures, it set revised targets based on the Corporation’s asset size and organization structure. Again, the Committee retains discretion as to whether any bonuses will be paid.

Compensation philosophy and objectives

The objective of the Corporation’s compensation programs is to attract, compensate and retain key employees. The Corporation attempts to compensate executives fairly in light of their responsibilities, the performance of the executives and the Corporation and the compensation paid to executives in similar positions at peer financial institutions in the Midwest. The Compensation Committee annually reviews and recommends the appropriate salary for the Chief Executive Officer and an appropriate salary or salary range for each of the other NEOs.

The Corporation’s compensation program for executive officers had traditionally focused on the base salary paid to the executive officers. Before 2015, the Corporation attempted to fairly compensate and retain its executive officers and other employees primarily with base salary. Over the past several years, however, the Corporation has sought to reduce the emphasis on base salary in officers’ total compensation by including an incentive-based element in its executive officers’ compensation program. For each fiscal year beginning in 2015, the Compensation Committee approved bonuses to the NEOs under the 2014 Incentive Plan to recognize the performance of the Corporation during those years and the NEOs’ respective contributions to such performance.

In determining appropriate base salaries for officers, the Compensation Committee has relied heavily upon peer comparison information and has generally used the 50th percentile as the goal for base salaries. The Compensation Committee considers the Corporation’s performance when evaluating and setting incentive levels. The Compensation Committee chose measures that appropriately reflected the success of the Corporation at meeting its goals and set guidelines concerning how bonuses would be calculated. While executives were informed of the measures that would be considered in determining bonuses, the Compensation Committee retained discretion as to whether any bonus would be awarded. It determined that this approach provided incentive to executives but preserved flexibility in the event of a change in the circumstances of the Corporation. Bonuses have been paid based upon the application of the measures to the Corporation’s results. In order to encourage officers to own a significant amount of the Corporation’s common shares, to align their interests with shareholders and to encourage them to continue their employment, a substantial portion of the bonus for each NEO in 2022 (and prior years) was paid in restricted shares of the Corporation that would vest over the succeeding three years. No wealth accumulation analysis has been performed, and, while the Compensation Committee considers the position and responsibilities of each executive officer in establishing compensation levels, it does not apply any formula for differentiating compensation between executive officers based on their positions and responsibilities.

In addition to the base salary paid to each executive officer, the Corporation’s compensation program includes retirement plans, health and welfare benefit plans, and change in control agreements for certain executive officers. The Corporation expects the retirement and health and welfare plans to promote longevity with the Corporation and discourage turnover among its executive officers and other employees. The Corporation recognizes that change in control agreements can help it to attract and keep talented executives and can minimize the impact on key executives of a job loss due to a change in control. The change in control agreements provide, among other things, for each NEO to receive benefits following a change in control only if the NEO’s employment with the successor company is terminated within twenty-four (24) months following the change in control. In the event that a transaction that would lead to a change in control is proposed, such agreements can help assure that the executives analyze the transaction without undue focus on its effect upon them personally. In addition, if a transaction would occur, change in control agreements can encourage key executives to stay and help accomplish a smooth transition.

The Corporation’s Clawback Policy, approved in 2018, provides for the recovery by the Corporation of certain incentive based compensation paid to current or former senior vice presidents or above where restatement of financial statements has occurred. Such recovery would potentially apply to any incentive based compensation awarded to such officers during the thirty-six (36) months preceding the date on which the Corporation is required to prepare a restatement.

Compensation components

Base Salary

A primary component of executive officer compensation has been the officer’s base salary. The base salary of an executive officer reflects the duties and level of responsibility of the officer, the Corporation’s performance to the extent that it provides the ability to pay compensation at a reasonable rate, and the cash compensation paid to similar executive officers at other financial institutions within the Corporation’s identified peer group.

In determining the base salaries for executive officers in 2022, the Compensation Committee considered the previously referenced peer survey information from Newcleus and the CompAnalyst data focusing on the 50th percentile. Increases for NEOs averaged 3% as the NEOs were all near the 50th percentile. Base salaries were set at modest levels because of the ongoing goal of shifting greater emphasis to incentive compensation that reflects the performance of the Corporation.

Bonus/Incentive Compensation

The Compensation Committee approved the following measures concerning the calculation of the cash and equity portions of annual bonuses that could be earned by the NEOs based on the financial performance of the Corporation in 2022:

Cash Bonus Measures

•	Net income
•	Efficiency ratio
•	Total loans (whether booked or sold)
•	Average deposits, excluding any brokered deposits or deposits generated by the tax refund program

Equity Bonus Measures

•	Total Shareholder Return (TSR)
•	Return on Average Equity (ROAE)

In February 2022, the Compensation Committee approved a modification to the structure and performance measures used in determining bonuses that was previously used in 2021 and prior years. Specifically, the Compensation Committee elected to break out the equity portion of the bonus and to apply specific performance measures - TSR and ROAE - to the equity portion of annual bonuses to more directly align with share performance. [The Compensation Committee also removed Return on Equity from the performance measures considered in the calculation of the cash portions of the annual bonuses as are result of the break out of the equity bonus measures that included ROAE.]

Although no longer one of the specific financial performance measures, the level of non-performing loans remains a factor considered as part of the total loans performance measure. For every 50 basis points the ratio of total past due (plus) nonaccrual loans divided by total loans exceeds the peer ratio, a 10 percent reduction in the total loans weighting will be applied.

For each of the cash bonus measures, the Compensation Committee set the following targets for the cash portion of the annual bonuses that could be awarded to each NEO for the applicable fiscal year:

	2022 Target	2021 Target
Net Income	$29,999,000	$28,725,000
Return on Equity	N/A	7.98%
Efficiency Ratio	68.70%	65.97%
Total Loans (Booked or Sold)	$2,306,874,780	$1,946,632,000
Average Deposits, excluding brokered deposits and tax refund deposits	$2,236,756,000	$2,175,224,000

For each of the equity performance measures, the Compensation Committee set the following targets for the equity portion of the annual bonuses that could be awarded to each NEO for the 2022 fiscal year.

PERFORMANCE GOALS	WEIGHTING	TARGET PERCENTILE
Relative TSR vs. peer group (3 year average)	65%	50%
Relative ROAE vs. peer group (3 year average)	35%	50%
Total	100%

A threshold was set for each factor the achievement of which was required for any bonus to be earned and below which no incentive would be paid for that factor. In addition, for 2022, an aggregate bonus cap was set at 80% of the base salary of Dennis G. Shaffer; 70% of the base salary of Richard J. Dutton and Charles A. Parcher; and 53% of the base salary of Todd A. Michel and Paul J. Stark, such that no additional bonus (cash or equity) would be paid to the extent that the results would have generated a bonus that exceeded those limits. The allocation of the bonus cap between cash and equity is set forth in the table below. The level of achievement of the targets as to the cash portion of the bonus, for each of the four (4) factors (provided a threshold was met), would each account for 25% of the potential cash portion of the incentive. The 65% and 35% weighting, respectively, of TSR and ROAE, as to the equity portion of the bonus, is described above and is measured against a three (3) year average of the peer group.

2022 Incentive Bonuses

	Total Max % of Salary	Max % of Salary Payable in Equity	Max % of Salary Payable in Cash
Dennis G. Shaffer	80	35	45
Charles A. Parcher	70	30	40
Richard J. Dutton	70	30	40
Todd A. Michel	53	20	33
Paul J. Stark	53	20	33

2022

During 2022, the Corporation completed two acquisitions—the acquisition of Comunibanc/The Henry County Bank (“HCB”), which closed on July 1, 2022, and the acquisition of Vision Financial Group, Inc. (“VFG”), which closed on October 3, 2022. The performance of the Corporation in 2022, inclusive of these acquisitions, exceeded the maximum with respect to all of the cash bonus performance measures for net income, efficiency ratio, total loans (booked and sold) and average deposits (excluding brokered deposits and tax refund deposits). However, the inclusion of the acquisitions adversely impacted the measures of the equity bonus performance measures of TSR and ROAE in the final two quarters of 2022, as the acquisitions significantly increased expenses including non-recurring fees, thereby reducing income and earnings per share. The acquisitions also resulted in a substantial increase in the number of shares outstanding, thus negatively impacting TSR and ROAE. Furthermore, the final quarter (i.e., fourth quarter 2022) results of peers was not available when the three year weighted averaging of TSR and ROAE was required to be calculated in order to determine the equity bonus performance measures. In view of the foregoing, the Compensation Committee chose to adjust the measurement period and utilize a 42-month period (January 1, 2019 through June 30, 2022) for measuring the relative performance of the equity measures against peers, that did not include the periods impacted by the acquisitions. In addition, in evaluating the performance measures in determining 2022 bonuses, the Compensation Committee considered the fact that the two acquisitions were executed successfully by the senior management team, that acquisitions are a vital part of the Corporation’s growth strategy and create long-term value for shareholders, and that that these types of acquisitions tend to negatively impact the relative performance of the equity measures against peers in the near term.

Based upon the consideration of the foregoing factors, the Compensation Committee unanimously voted to exercise its discretion under the 2014 Incentive Plan to adjust the measurement period for the equity bonus performance measures, as described above, and to calculate the bonuses of the NEOs and other officers in order to provide the maximum amounts of the bonuses of 45% and 35% of base salary for the cash portion and equity portion, respectively, for Mr. Shaffer; 40% and 30% of base salary for the cash portion and equity portion, respectively, for Messrs. Dutton and Parcher; and 33% and 20%, of base salary for the cash portion and equity portion, respectively, for Messrs. Michel and Stark. The Compensation Committee determined that payment of the discretionary bonuses calculated in accordance with the guidelines of the 2014 Incentive Plan and the Committee’s discretion was appropriate and approved the bonuses. The equity portions of the bonuses were paid to the NEOs through the grant of restricted common shares that vest over a three (3) year period, with one third (1/3) of the shares vesting each year, beginning in January, 2024. Subject to limited exceptions (such as retirement), unvested shares are forfeited if the NEO leaves the employe of the Corporation.

2021

The performance of the Corporation in 2021 exceeded the maximum with respect to all of the performance measures for net income, return on equity, efficiency ratio, total loans (booked or sold) and average deposits, excluding brokered deposits and tax refund deposits. Applying the guidelines set by the Compensation Committee to calculate the bonuses for the NEOs and other officers resulted in the maximum bonuses of 56.8% of the 2021 base salary for Dennis G. Shaffer, 57.2% of the 2021 base salary for Richard J. Dutton and Charles A. Parcher, and 47.2% of the 2021 base salary for Todd A. Michel and Paul J. Stark. The Compensation Committee determined that payment of the discretionary bonuses calculated in accordance with its guidelines was appropriate and approved the bonuses. Thirty-five percent (35%) of the bonus payable to each of Dennis G. Shaffer, Richard J. Dutton and Charles A. Parcher was paid in restricted common shares and the remainder in cash. Thirty-two percent (32%) of the bonus payable to Todd A. Michel was paid in restricted common shares and the remainder in cash. The entirety of the bonus payable to Paul J. Stark was paid in cash as he had attained the age of 62 and was eligible for the all-cash option per the terms of the 2014 Incentive Plan. The restricted common shares awarded to each NEO vest over a three (3) year period, with one-third (1/3) of the shares vesting each year, beginning in January, 2023. Subject to limited exceptions (such as retirement), unvested shares are forfeited if the NEO leaves the employ of the Corporation.

Discretionary Bonus

The Corporation has, on limited occasions, paid a discretionary bonus to an officer in recognition of providing extraordinary performance and/or services to the Corporation. Richard J. Dutton was largely responsible for identifying the opportunity to offer financial services to tax refund programs and managing the Corporation’s successful entry into that line of business. As a result, the Compensation Committee authorized and approved the payment of discretionary bonuses to Mr. Dutton in 2022, 2021 and 2020 in the amount of $40,500, $37,000 and $36,500, respectively. The Compensation Committee also approved an additional discretionary award of $25,000 in restricted common shares to Dennis G. Shaffer in 2021 in recognition of Mr. Shaffer’s extraordinary leadership, performance and services during the challenging circumstances encountered throughout 2020 as presented by the COVID-19 pandemic. See “Summary Compensation Table for 2022” on page 24.

Employee Benefit Plans

In addition to salary, the Corporation also has established retirement plans for all employees meeting minimum age and length of service eligibility requirements. The Corporation has maintained a defined benefit pension plan for all employees who were participants as of December 31, 2006. The Corporation, however, recognized the trend away from defined benefit pension plans and the potential to reduce the expenses of additional contributions to the plan. As a result, the Corporation froze the defined benefit pension plan effective April 30, 2014. The Corporation also sponsors a 401(k) plan and matches (subject to limits) employee contributions to the 401(k) plan. During 2022, the Corporation made an aggregate profit sharing contribution of $771,041, which was allocated among the 401(k) accounts of employees on an age-weighted basis. The amount contributed on behalf of the NEOs is determined in accordance with the terms of the 401(k) plan, and NEOs participate on the same basis as all other employees who participate in the 401(k) plan.

The Corporation has a Supplemental Executive Retirement Plan (“SERP”) in which certain executive officers participate, including Dennis G. Shaffer, Richard J. Dutton, Charles A. Parcher and Paul J. Stark, who will not be entitled to full benefits under the defined benefit pension plan. For additional information, see “EXECUTIVE COMPENSATION—Retirement, Deferred Compensation and other Benefit Plans—Supplemental Executive Retirement Benefits” on page 28.

During 2015, the Corporation determined that twelve of its long-term employees who were participants in the pension plan would suffer a shortfall compared to the retirement position contemplated by the pension plan, even if those employees availed themselves of all available benefit options. The affected employees included one NEO, Todd A. Michel. The Compensation Committee considered alternatives and determined that it could minimize the effect of the shortfall for a cost significantly less than its savings from freezing the pension plan. As a result, the Corporation entered into Pension Shortfall Agreements with the affected employees to provide for an annual amount to be set aside so as to offset the shortfall in the amount to be paid out to the employees upon reaching retirement age. For additional information, see “Pension Shortfall Agreements” on page 28.

The NEOs participate in the same health and welfare plans (medical, dental, prescription, health and/or dependent care flexible spending and life and long-term disability insurance) that are available to all officers and employees of similar age and years of service. The foregoing plans are further discussed in the narratives to the tables that follow.

Change in Control Agreements

The Corporation has entered into change in control agreements with various executive officers, including each of the NEOs. These change in control agreements provide, among other things, for each NEO to receive benefits following a change in control only if the NEO’s employment with the successor company is terminated within twenty-four (24) months following the change in control. The Board of Directors believes that the provisions of the change in control agreements are likely to provide for a smooth transition following a change in control and that the payments provided for under the change in control agreements are sufficient but not excessive to enable financial institution executives to find subsequent employment. For additional information, see “Change in Control Agreements” on page 29.

Risk Management Analysis

The Compensation Committee does not believe that risks related to the Corporation’s compensation policies and practices are likely to have a material adverse effect on the Corporation. Total compensation is balanced between a base salary, which offers no incentive to take excessive risks, and incentive compensation tied to the Corporation’s performance. The performance measures used to calculate cash incentive compensation are equally weighted and include elements, such as the total non-performing assets, which would be adversely affected by risk-taking. In addition, as the Compensation Committee retains discretion concerning whether any incentive will be paid, there is no assurance that excessive risk-taking will benefit an employee. The fact that a substantial part of the incentives is paid in restricted common shares of the Corporation based solely on the Corporation’s TSR and ROAE as measured against peers, and which do not fully vest until three years after the award date, causes a long-term alignment of the interests of officers and shareholders and another disincentive against excessive risk-taking by the officers. The change in control agreements provide, among other things, for each NEO to receive benefits following a change in control only if the NEO’s employment with the successor company is terminated within twenty-four (24) months following the change in control. The Compensation Committee also adopted a “clawback” policy that permits the Corporation to recover excess compensation paid to officers and employees in the event of a restatement of financial results. This clawback policy provides for the recovery by the Corporation of certain incentive based compensation paid to current or former senior vice presidents or above where restatement of financial statements has occurred. Such recovery would potentially apply to any incentive based compensation awarded to such officer during the thirty-six (36) months preceding the date on which the Corporation is required to prepare a restatement.

Accounting and Tax Implications of Compensation

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to publicly-held companies, such as the Corporation, for compensation over $1,000,000 paid in any fiscal year to certain current and former executive officers. Neither the Compensation Committee nor the Board of Directors of the Corporation has adopted a formal policy regarding tax deductibility of compensation paid to the Corporation’s NEOs and/or other members of senior management. While the Compensation Committee carefully considers the net cost and value to the Corporation of maintaining the deductibility of all compensation, the Compensation Committee also believes it is important to maintain the flexibility to reward NEOs and other members of senior management in a manner that enhances the Corporation’s ability to attract and retain key executives and to create long-term value for the Corporation’s shareholders. As a result, income tax deductibility is only one of several factors the Compensation Committee considers in making decisions regarding the Corporation’s compensation program. While the Corporation has not provided non-deductible compensation in excess of the $1,000,000 threshold under Section 162(m) in the past, the Compensation Committee may in the future authorize compensation that might not be deductible, and may modify compensation that was initially intended to be exempt from the deduction limitations of Section 162(m), if the Compensation Committee determines that such compensation decisions are in the best interests of the Corporation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with the Corporation’s management and, based on such review and discussion, the Compensation Committee recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by Members of the Compensation Committee:

Harry Singer Chairperson
Dennis E. Murray, Jr.
Mary Patricia Oliver
William F. Ritzmann
Lorina W. Wise

Summary Compensation Table

Under rules established by the SEC, the Corporation is required to provide certain data and information in regard to the compensation and benefits provided to the Corporation’s principal executive officer, principal financial officer and certain other most highly compensated executive officers of the Corporation. The following table sets forth information as to the compensation paid or accrued by the Corporation and its subsidiaries for services rendered in 2022, 2021 and 2020 to Mr. Dennis G. Shaffer, President and Chief Executive Officer; Mr. Todd A. Michel, Controller; Mr. Richard J. Dutton, Senior Vice President; Mr. Charles A. Parcher, Senior Vice President; and Mr. Paul J. Stark, Senior Vice President. These individuals are referred to in this Proxy Statement as the “named executive officers” or “NEOs”.

Summary Compensation Table for 2022

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)

Dennis G. Shaffer President and CEO	2022 2021 2020	$513,462 $469,231 $444,231	$0 $0 $0	$94,437 $114,401 $69,648	$0 $0 $0	$231,058 $175,375 $166,031	$39,696 $50,953 $43,774	$45,011 $38,329 $35,421	$923,664 $848,289 $759,105

Todd A. Michel Sr. Vice President/Controller	2022 2021 2020	$184,337 $179,862 $175,282	$0 $0 $0	$27,329 $26,643 $16,519	$0 $0 $0	$61,068 $58,095 $56,616	($258,697) $443 $119,918	$66,100 $47,344 $46,433	$80,137 $312,387 $414,768

Richard J. Dutton Sr. Vice President	2022 2021 2020	$278,789 $270,966 $264,067	$40,500 $37,000 $36,500	$54,535 $53,144 $43,796	$0 $0 $0	$111,515 $101,274 $98,695	$35,899 $47,042 $40,370	$14,570 $13,203 $12,394	$535,808 $522,629 $495,822

Charles A. Parcher Sr. Vice President	2022 2021 2020	$278,789 $270,966 $264,067	$0 $0 $0	$54,535 $53,144 $42,584	$0 $0 $0	$111,515 $101,274 $98,695	$40,727 $35,911 $24,440	$40,835 $27,472 $39,771	$526,401 $488,767 $469,557

Paul J. Stark Sr. Vice President	2022 2021 2020	$208,816 $202,957 $197,790	$0 $0 $0	$30,858 $0 $18,624	$0 $0 $0	$68,909 $93,950 $63,886	$107,450 $111,741 $135,699	$38,175 $27,425 $25,701	$454,208 $436,073 $441,700

(1)	Amounts for Mr. Dutton reflect discretionary bonuses paid to Mr. Dutton in recognition of his services related to the Corporation’s tax refund program.
(2)

The amounts reflected in this column are equal to the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 708, of the awards of restricted common shares granted under the 2014 Incentive Plan for the Corporation’s performance during the prior fiscal year. For Mr. Shaffer, the amount shown for 2021 reflects the additional, discretionary restricted stock award granted to him in the amount of $25,000.

(3)

Represents cash bonus amounts awarded to the named executive officers under the Corporation’s 2014 Incentive Plan with respect to the Corporation’s performance in 2022, 2021 and 2020. For further discussion regarding the bonuses awarded under the Corporation’s 2014 Incentive Plan, see “Compensation Discussion and Analysis” beginning on page 17.

(4)

Represents the aggregate change in actuarial present value of the named executive officer’s accumulated benefits under (a) the Corporation’s pension plan with respect to Mr. Michel, and (b) the Corporation’s supplemental nonqualified executive retirement plan with respect to Messrs. Shaffer, Dutton, Parcher and Stark. As reflected in the table, Mr. Michel’s lump sum accumulated benefit under the Corporation’s pension plan decreased dramatically in 2022 due to the increase in the applicable interest rate used to calculate the benefit, as well as, to a lesser extent, changes in mortality. There were no above-market or preferential earnings on non-qualified deferred compensation in 2020, 2021 or 2022.

(5)

Represents (a) matching contributions and profit-sharing contributions allocated by the Corporation to the accounts of named executive officers under the 401(k) plan, (b) a portion of the premiums paid by the Corporation on behalf of the named executive officers for life insurance and long-term disability insurance, (c) dividends received from the Corporation on restricted common shares prior to vesting of such restricted common shares, and (d) with respect to Mr. Michel, the amounts credited to the executive officer’s pension shortfall account under his Pension Shortfall Agreements.

CEO Pay Ratio

Item 402(u) of SEC Regulation S-K, which was adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), requires the Corporation to disclose the ratio of the annual total compensation of the Corporation’s CEO to the median of the annual total compensation of the Corporation’s employees (except for the CEO).s

For the fiscal year ended December 31, 2022, the Corporation performed a calculation of its CEO to median employee pay ratio in accordance with Item 402(u) of SEC Regulation S-K. The Corporation identified the median employee by examining the 2022 total cash compensation for all employees, excluding the CEO, who were employed by the Corporation as of December 31, 2022. It included all employees, including those employed on a full-time, part-time or seasonal basis, and did not annualize the compensation for any employees who were not employed by the Corporation for all of 2022. After identifying the median employee based on total cash compensation, the Corporation calculated the total compensation for the median employee using the same methodology used for the CEO and other NEOs as set forth in the Summary Compensation Table for 2022 included in this Proxy Statement.

Using the methodology described above, the Corporation estimates that the 2022 annual total compensation of the CEO, Dennis G. Shaffer, in the amount of $923,664, was approximately 16.22 times the median employee’s 2022 annual total compensation of $56,932.

Grants of Plan Based Awards

The following table sets forth information regarding awards of restricted common shares granted to the NEOs during the 2022 fiscal year under the 2014 Incentive Plan. No other plan-based awards were granted to the NEOs during the 2022 fiscal year.

Fiscal 2022 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock Awards ($)
Dennis G. Shaffer Restricted stock award	02/16/2022	3,853	94,437
Todd A. Michel Restricted stock award	02/16/2022	1,115	27,329
Richard J. Dutton Restricted stock award	02/16/2022	2,225	54,535
Charles A. Parcher Restricted stock award	02/16/2022	2,225	54,535
Paul J. Stark Restricted stock award	02/16/2022	1,259	30,858

(1)

Reflects the number of restricted common shares granted on the date indicated pursuant to action of the Compensation Committee. One-third of the restricted common shares vested on January 3, 2023. One-half of the remaining shares will vest on January 2, 2024 and the remaining shares will vest on January 2, 2025. Additional information concerning the 2014 Incentive Plan is provided under the heading “EXECUTIVE COMPENSATION—Retirement, Deferred Compensation and Other Benefit Plans—2014 Incentive Plan” on page 29.

Outstanding Equity Awards at Fiscal Year-End

At December 31, 2022, the only equity awards held by the NEOs were restricted common shares granted under the 2014 Incentive Plan during the 2020, 2021 and 2022 fiscal years. The following table sets forth information regarding the restricted common shares held by the NEOs at December 31, 2022.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Dennis G. Shaffer	1,092(1) 3,979(2) 3,853(3)	$24,035 $87,578 $84,805

Todd A. Michel	259(1) 927(2) 1,115(3)	$5,701 $20,403 $24,541

Richard J. Dutton	688(1) 1,848(2) 2,225(3)	$15,143 $40,674 $48,972

Charles A. Parcher	669(1) 1,848(2) 2,225(3)	$14,725 $40,674 $48,972

Paul J. Stark	292(1) 0(2) 1,259(3)	$6,427 $0 $27,711

(1)	Restricted common shares granted on February 25, 2020 under the 2014 Incentive Plan. The remaining restricted common shares vested as of January 3, 2023.
(2)

Restricted common shares granted on February 17, 2021 under the 2014 Incentive Plan. One-half of the remaining shares vested as of January 3, 2023 and the remaining shares will vest on January 2, 2024.

(3)

Restricted common shares granted on February 16, 2022 under the 2014 Incentive Plan. One-third of the total restricted common shares vested as of January 3, 2023, and one-half of the remaining shares will vest on each of January 2, 2024 and January 2, 2025.

(4)	Market value was computed by multiplying the closing market price of the Corporation’s common shares at 2022 fiscal year-end ($22.01) by the number of restricted common shares.

Option Exercises and Stock Vested

The following table sets forth information regarding restricted common shares held by each of the NEOs that vested during the fiscal year ended December 31, 2022.

	Stock Awards
Name	Number of Shares Acquired upon Vesting (#)	Value Realized on Vesting ($)(1)
Dennis G. Shaffer	3,882	$95,730
Todd A. Michel Richard J. Dutton Charles A. Parcher	938 2,181 2,090	$23,131 $53,783 $51,539
Paul J. Stark	536	$13,218

(1)	Value realized on vesting was computed by multiplying the number of common shares by the market value of the Corporation’s common shares on the vesting date.

Pension Benefits

The following table sets forth the actuarial present value of each NEO’s accumulated benefit, including the number of years of service credited to each NEO, under the Corporation’s Pension Plan and, where applicable, the NEO’s SERP. No payments or benefits were paid to any NEO under any of these plans or agreements during the 2022 fiscal year.

Name	Plan Name	Number of Years Credited Service #	Present Value of Accumulated Benefit $	Payments During Last Fiscal Year $

Dennis G. Shaffer	SERP	14	$403,530	$0

Todd A. Michel	Pension Plan	38	$546,449	$0

Richard J. Dutton	SERP	16	$376,193	$0

Charles A. Parcher	SERP	6	$177,194	$0

Paul J. Stark	SERP	13	$721,965	$0

Nonqualified Deferred Compensation

The following table sets forth information regarding the Pension Shortfall Agreements between the Corporation and certain NEOs. For additional information regarding the Pension Shortfall Agreements, see “Pension Shortfall Agreements” on page 28.

Name (a)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Todd A. Michel	—	$29,189	$7,914	—	$291,083
(1)

Reflects amounts credited to Mr. Michel’s account for 2022 under his Pension Shortfall Agreement, which amounts are also included in the All Other Compensation column of the Summary Compensation Table for Mr. Michel.

(2)

Consists of “Hypothetical Earnings” credited to Mr. Michel’s account under his Pension Shortfall Agreement. Hypothetical Earnings are calculated each calendar quarter at a rate equal to the ten-year United States Treasury Constant Maturity rate as published by the Federal Reserve Bank on the first day of each month during such calendar quarter.

Retirement, Deferred Compensation and Other Benefit Plans

Defined Contribution/401(k) Plan

The Corporation maintains a tax-qualified defined contribution/401(k) plan for employees of the Corporation and its subsidiaries. All employees of the Corporation and its subsidiaries are eligible to participate in this plan. Subject to limitations established by the Internal Revenue Code, employees may defer up to 100% of annual compensation. The 2022 limit was $20,500; it will be increased in future years for cost of living changes. In 2022, the catch-up provision permitted participants age 50 or older to increase their pre-tax salary deferral limit by $6,500. The Corporation may make a matching contribution for all participants who have elected to make salary deferral contributions. The amount of the matching contributions, if any, is determined each plan year and announced to all participants. Since July 1, 2014, the amount of the matching contribution has been equal to 100 percent of the salary deferred on the first 3 percent deferred and 50 percent of the salary deferred on the next 2 percent deferred. Matching contributions by the Corporation to the named executive officers are set forth in the “All Other Compensation” column of the Summary Compensation Table above. The Corporation also provides an additional 401(k) contribution to all employees through an age-weighted profit sharing contribution to each employee’s 401(k) account based on the Corporation’s overall performance for the year.

Defined Benefit Pension Plan

The Corporation maintains a tax-qualified non-contributory defined benefit pension plan for employees of the Corporation and its subsidiaries who were participants as of December 31, 2006. All employees who had attained age 20-1/2 and had completed at least six months of service were eligible to participate in the plan. The monthly pension benefit payable to an employee at normal retirement age (age 65) will be equal to the sum of (i) 1.40 percent of the employee’s highest five-year average monthly compensation multiplied by total years of service prior to April 30, 2014, plus (ii) 0.65 percent of the employee’s average monthly compensation in excess of the Social Security covered compensation amount multiplied by years of service up to a maximum of 35 years of service with the Corporation or its subsidiaries. For this purpose, an employee’s final average compensation is equal to the average of the monthly compensation paid to such employee during the period of five consecutive years of service prior to April 30, 2014 which results in the highest average compensation. The compensation taken into account includes all cash compensation paid. The monthly pension benefit calculated under this formula is not subject to any offset or reduction for the employee’s Social Security benefit, but is subject to the annual benefit limitation established by the Internal Revenue Code.

Under the pension plan, employees are eligible to retire and receive monthly benefits under the pension plan at age 65. In addition, employees may elect to begin receiving reduced benefits at an earlier age if they qualify for early retirement by attaining age 55. Pension benefits will generally be paid either as joint and survivor annuities or single life annuities, provided that participating employees who obtain their spouse’s consent may elect to receive their benefits in one of several other optional forms of benefit, including a lump sum distribution of the present value of the benefit.

During 2006, the Corporation amended the pension plan to provide that no employee shall become a participant in the plan after December 31, 2006 and the benefits paid by the plan will be offset by the profit sharing component of the Corporation’s defined contribution plan. The change was made to limit the Corporation’s potential liability under the pension plan.

Effective April 30, 2014, the Corporation froze its pension plan, which means that no new benefits accrue under the pension plan after April 30, 2014 and the pension benefits payable to eligible employees will be based on their years of service prior to April 30, 2014.

Nonqualified Deferred Compensation for 2022

The Corporation maintains a nonqualified deferred compensation plan that allows an eligible employee to defer receipt of compensation to which the employee would be entitled. The amount deferred is credited with interest at a rate equal to the ten-year United States Treasury Constant Maturity rate published by the Federal Reserve and adjusted monthly. The amount accrued will be distributed to the employee based upon an election made by the employee, subject to limits set by the plan.

Supplemental Executive Retirement Benefits

In 2011, the Corporation adopted a SERP to provide select employees, including executive officers, with additional retirement benefits to reflect changes to the Corporation’s qualified defined benefit pension plan which was frozen as to new participants and amended to reduce the amount of benefits payable effective as of December 31, 2006.

Four named executive officers (Mr. Shaffer, Mr. Dutton, Mr. Parcher and Mr. Stark) are participants in the SERP. Generally, under the SERP, a participant can earn a total annual retirement benefit, considering the Corporation’s contributions to all retirement benefits, equal to an amount that is approximately 60 percent of the participant’s base salary (as in effect on the date his or her SERP was instituted) for 10 years. Generally, a participant will vest in his or her retirement benefit over 10 years of service. Payment will be accelerated in the event that a participant becomes disabled before completing 10 years of service. Except when delayed pursuant to the requirements of Section 409A of the Internal Revenue Code, payment of the retirement benefit will begin on the first day of the second month following the participant’s separation from service and continue for a period of ten (10) years thereafter. Generally, if a participant dies or is terminated for cause (as defined in the SERP) before payment of the retirement benefit has commenced, the participant will forfeit any right to payment of a retirement benefit.

The Corporation or one of its subsidiaries has purchased split dollar life insurance policies in order to fund the obligations under the SERP. Generally, these policies provide participants with a death benefit equal to the retirement benefit a participant would have received under the SERP had the participant not died before separating from service.

Pension Shortfall Agreements

During 2015, the Corporation determined that twelve of its long-term employees who were participants in the pension plan would suffer a shortfall compared to the retirement position contemplated by the pension plan, even if those employees availed themselves of all available benefit options. The affected employees included one NEO, Todd A. Michel. The Compensation Committee considered alternatives and determined that it could minimize the effect of the shortfall for a cost significantly less than its savings from freezing the pension plan. As a result, the Corporation entered into Pension Shortfall Agreements with the affected employees to provide for an annual amount to be set aside so as to offset the shortfall in the amount to be paid out to the employees upon reaching retirement age. The Corporation determined the amount of the total shortfall at the employee’s normal retirement age, which was then divided by the number of years between the date that the pension plan was frozen and the individual’s normal retirement date, and agreed to credit the resulting amount to an unfunded bookkeeping account each year from 2014 until the individual’s retirement. Hypothetical earnings at the ten-year United States Treasury Constant Maturity rate would be credited to the amount in the bookkeeping account. The total amount credited to the account would be paid to the employee upon his or her separation from service with the Corporation, provided that the separation was not the result of a termination for cause, as determined by the Corporation’s Board of Directors. The Corporation’s bookkeeping credits to each employee’s account for 2022 were made in 2022 and, with respect to Mr. Michel, the amount is reflected in his “All Other Compensation” amounts in the Summary Compensation Table for 2022.

2014 Incentive Plan

At the Corporation’s 2014 annual meeting, the shareholders of the Corporation approved the 2014 Incentive Plan. The purpose of the 2014 Incentive Plan is to provide a means through which the Corporation and its subsidiaries may attract and retain employees and non-employee directors, to provide incentives that align their interests with those of the shareholders of the Corporation, and to promote the success of the business of the Corporation. The 2014 Incentive Plan is administered by the Compensation Committee of the Corporation’s Board of Directors. Under the 2014 Incentive Plan, the Compensation Committee may grant stock options, stock awards including restricted stock, stock units, stock appreciation rights and cash awards to employees and non-employee directors. A maximum of 375,000 common shares of the Corporation may be issued pursuant to awards under the 2014 Incentive Plan.

Change in Control Agreements

Each NEO has executed a change in control agreement with the Corporation. Each of the agreements provides for an initial term (ending on December 31, 2015 for Messrs. Shaffer, Michael, Dutton and Stark, and December 31, 2016 for Mr. Parcher), with the term being automatically extended for additional one-year terms unless either party gives written notice of its desire not to renew the agreement not later than the January 1 preceding the expiration of the then-current term. A merger or consolidation of the Corporation into another entity, a disposition of substantially all of the Corporation’s assets, a liquidation of the Corporation, an accumulation by a person (as defined in the agreement) of securities representing more than fifty percent of the voting power of the Corporation (subject to certain exceptions) or the replacement of a majority of the board of directors (subject to certain exceptions) generally triggers the NEO’s rights under the agreement. Each agreement provides that, if a change in control occurs during the term of the agreement and the NEO’s employment is terminated within twenty-four (24) months following the change in control, the Corporation will pay in a lump sum to the NEO a retention bonus equal to one and one-half times the annual salary of the NEO plus the average cash value of the compensation, other than the base salary, paid to the NEO during the three years preceding the change in control. Each agreement also provides that if a change in control occurs during the employment of the NEO, the Corporation will employ him for twenty-four months after the change in control (the “Employment Period”). Pursuant to each agreement, the NEO will receive compensation that is not less than his compensation immediately prior to the Employment Period and have the right to participate in benefit plans that are not materially less favorable than the benefit plans in which he participated immediately prior to the Employment Period. Upon a termination covered by the agreement (which may include a significant change in duties, a relocation or a failure to assume the obligations of the agreement), the NEO may elect to receive from the Corporation COBRA premiums for the Corporation’s group medical insurance for a period of eighteen months plus an amount equal to the sum of the NEO’s annual base salary immediately prior to the termination and the cash value of compensation other than base salary awarded to the NEO during the year preceding termination, provided that, in order to receive benefits upon termination, the NEO is precluded from competing with the Corporation for a period of twelve months after the termination. In executing the agreement, the officer agrees that he will preserve the confidentiality of the Corporation’s non-public information and will not solicit the customers or employees of the Corporation for a period of twelve months after a termination.

Potential Payments Upon Termination or Change-in-Control

The following table summarizes payments which would have been made to each of the NEOs if a retirement, termination or change in control event had occurred in each case as of December 31, 2022. Actual amounts to be paid out can only be determined at the time of an NEO’s actual separation from service with the Corporation.

Name	Voluntary Termination (1)	Termination for Cause	Early Retirement (2)	Full Retirement (3)	Death	Disability	Change in Control without Termination	Termination without Cause under Change in Control(4)
Dennis G. Shaffer Pension Pension Shortfall SERP(5) Split Dollar Ins. Group Term Life Ins. Long Term Disability(6) Value of Stock Retention Bonus Severance COBRA	— — $403,530 — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — $742,766 $200,000 — $196,418 — — —	— — $403,530 — — $600,000 — — — —	— — — — — — $196,418 — — —	— — $403,530 — — — $196,418 $1,004,996 $693,174 $38,349

Total	$403,530				$1,139,184	$1,003,530	$196,418	$2,336,467

Name	Voluntary Termination (1)	Termination for Cause	Early Retirement (2)	Full Retirement (3)	Death	Disability	Change in Control without Termination	Termination without Cause under Change in Control(4)
Todd A. Michel Pension(7) Pension Shortfall SERP Split Dollar Ins. Group Term Life Ins. Long Term Disability (8) Value of Stock Retention Bonus Severance COBRA	$546,449 $291,083 — — — — — — — —	$546,449 — — — — — — — — —	$546,449 $291,083 — — — — — — — —	— — — — — — — — — —	$546,449 $291,083 — — $200,000 — $50,645 — — —	$546,449 $291,083 — — — $840,000 — — — —	— — — — — — $50,645 — — —	$546,449 $291,083 — — — — $50,645 $350,099 $221,348 $38,349

Total	$837,532	$546,449	$837,532		$1,088,177	$1,677,532	$50,645	$1,497,973
Richard J. Dutton Pension Pension Shortfall SERP(9) Split Dollar Ins. Group Term Life Ins. Long Term Disability (10) Value of Stock Retention Bonus Severance COBRA	— — $376,193 — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — $787,696 $200,000 — $104,789 — — —	— — $376,193 — — $720,000 — — — —	— — — — — — $104,789 — — —	— — $376,193 — — — $104,789 $595,874 $362,426 $38,349

Total	$376,193				$1,092,485	$1,096,193	$104,789	$1,477,631
Charles A. Parcher Pension Pension Shortfall SERP(11) Split Dollar Ins. Group Term Life Ins. Long Term Disability (12) Value of Stock Retention Bonus Severance COBRA	— — $117,194 — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — $904,133 $200,000 — $104,371 — — —	— — $117,194 — — $840,000 — — — —	— — — — — — $104,371 — — —	— — $117,194 — — — $104,371 $553,403 $362,426 $38,349

Total	$117,194				$1,208,504	$957,194	$104,371	$1,175,743
Paul J. Stark Pension Pension Shortfall SERP(13) Split Dollar Ins. Group Term Life Ins. Long Term Disability (14) Value of Stock Retention Bonus Severance COBRA	— — $721,965 — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	— — — $801,846 $200,000 — $34,138 — — —	— — $721,965 — — $300,000 — — — —	— — — — — — $34,138 — — —	— — $721,965 — — — $34,138 $395,712 $250,579 $38,347

Total	$721,965				$1,035,984	$1,021,965	$34,138	$1,440,741
(1)

Due to his age, Mr. Michel was eligible for early retirement as of December 31, 2020. As a result, for the purposes of this table, a voluntary termination by Mr. Michel would also constitute an early retirement.

(2)	Only the Corporation’s Pension Plan provides benefits upon early retirement and Mr. Michel is the only NEO covered under that plan.
(3)	None of the NEOs qualified for full retirement on December 31, 2022.
(4)	Assumes termination of the NEO on December 31, 2022 following a change in control.
(5)	Represents the total amount that would be paid in equal annual installments of $40,353 over a 10 year period.
(6)

Assumes that short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 until he reaches the age of 65 assuming his disability continued.

(7)	Assumes separation from service on December 31, 2022 and election to take lump sum benefits. Mr. Michel has reached the age of 55 and would therefore be eligible for early retirement.
(8)	Assumes short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 until he reaches the age of 65 assuming his disability continued.
(9)	Represents the total amount that would be paid in equal annual installments of $37,619 over a 10 year period.
(10)	Assumes short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 until he reaches the age of 65 assuming his disability continued.
(11)	Represents the total amount that would be paid in equal annual installments of $17,719 over a 10 year period.
(12)

Assumes that short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 until he reaches the age of 65 assuming his disability continued.

(13)	Represents the total amount that would be paid in equal annual installments of $72,196 over a 10 year period.
(14)	Assumes that short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 from this date assuming his disability continued.

Pay Versus Performance
In accordance with the requirements of Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid to our NEOs and certain financial performance of the
Corporation. Additional information concerning the Corporation’s compensation philosophy and how the Corporation aligns executive compensation with the Corporation’s performance is provided under the heading “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement.
Pay Versus Performance Table for 2022

Year	Summary Compensation Table Total for PEO 1	Compensation Actually Paid to PEO 2	Average Summary Compensation Table Total for Non-PEO NEOs 3	Average Compensation Actually Paid to Non-PEO NEOs 4	Value of Initial Fixed $100 Investment Based On:		Net Income ($000s) 7	Total Loan Growth (Booked and Sold) ($000s) 8
					Total Shareholder Return 5	Peer Group Total Shareholder Return 6
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$872,313	$856,137	$372,397	$425,613	$98.93	$98.38	$39,427	$2,518,838
2021	$848,289	$890,436	$436,364	$452,940	$106.99	$118.61	$40,546	$1,973,210
2020	$759,105	$725,146	$455,462	$399,099	$75.12	$87.24	$32,192	$2,039,475
1
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Dennis G. Shaffer, President and Chief Executive Officer of the Corporation, for each corresponding year in the “Total” column of the Summary Compensation Table on page 24.

2
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Shaffer, as computed in accordance with Item 402(v) of Regulation
S-K.
The
dollar am
ounts do not reflect the actual amount of compensation earned by or pai
d to
Mr. Shaffer during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Shaffer’s total compensation for each year to determine the compensation actuall
y
paid
:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Reported Change in the Actuarial Present Value of Pension Benefits (c)	Pension Benefit Adjustments (d)	Compensation Actually Paid to PEO
2022	$ 872,313	$ (94,433)	$ 73,695	$(39,696)	$ 44,258	$ 856,137
2021	$ 848,289	$(114,401)	$ 166,561	$(50,953)	$ 40,940	$ 890,436
2020	$ 759,105	$ (69,648)	$ 43,802	$(43,774)	$ 35,661	$ 725,146
(a)	Th e grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$84,805	$(12,119)	—	$1,009	—	—	$73,695
2021	$145,619	$20,507	—	$435	—	—	$166,561
2020	$57,428	$(13,755)	—	$129	—	—	$43,802
(c)	The amounts included in this column are the amounts reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.

(d)
The total pension benefit adjustments for each applicable year include the aggregate of two components: (i) the actuarially determined service cost for services rendered by Mr. Shaffer during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments are as follows:

YEAR	SERVICE COST	PRIOR SERVICE COST	TOTAL PENSION BENEFIT ADJUSTMENTS
2022	$39,696	$4,562	$44,258
2021	$50,953	$(10,013)	$40,940
2020	$43,774	$(8,113)	$35,661

3
The dollar amounts reported in column (d) represent the average of the amounts reported for the Corporation’s NEOs as a group (excluding Mr. Shaffer, who has served as our President and Chief Executive Officer since 2017) in the “To tal”
column of the Summary Compensation Table in each applicable year. The same four NEOs (excluding Mr. Shaffer) were included for purposes of calculating the average amounts in each of 2022, 2021 and 2020 and included the following: Richard J. Dutton, Charles A. Parcher, Todd A. Michel and Paul J. Stark.

4
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Shaffer), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Shaffer) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Shaffer) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments (a)	Average Reported Change in the Actuarial Present Value of Pension Benefits	Average Pension Benefit Adjustments (b)	Average Compensation Actually Paid to Non -PEO NEOs
2022	$372,397	$(41,813)	$30,216	$18,655	$46,158	$425,613
2021	$436,364	$(33,233)	$59,295	$(48,784)	$40,502	$452,940
2020	$455,462	$(30,381)	$12,861	$(80,107)	$44,132	$399,099
(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2022	$37,549	$(3,900)	—	$(3,433)	—	—	$30,216
2021	$42,297	$9,170	—	$7,828	—	—	$59,295
2020	$25,050	$(6,763)	—	$(5,427)	—	—	$12,861
(b)	The amounts deducted or added in calculating the total pension benefit adjustments are as follows:

Year	Average Service Cost	Average Prior Service Cost	Total Average Pension Benefit Adjustments
2022	$46,019	$139	$46,158
2021	$48,673	$(8,172)	$40,502
2020	$50,127	$(5,996)	$44,132
5
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Corporation’s share price at the end and the beginning of the measurement period by the Corporation’s share price at the beginning of the measurement period.

6
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P U.S. BMI Banks Index.

7	The dollar amounts reported represent the amount of net income reflected in the Corporation’s audited financial statements for the applicable year.
8
While the Corporation uses numerous financial and
non-financial
performance measures for the purpose of evaluating performance for the Corporation’s compensation programs, the Corporation has determined that Total Loan Growth, defined as total loans booked and sold, is the financial performance measure that, in the Corporation’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Corporation to link compensation actually paid to the Corpo ratio
n’s NEOs, for the most recently completed fiscal year, to Corporation performance.

Financial Performance Measures
As further described under the heading “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement, the Corporation’s executive compensation program includes variable components in the form of annual cash and equity incentive awards pursuant to which a significant portion of executive officers’ compensation is tied to the performance of the Corporation. The metrics that the Corporation uses for our cash and equity incentive bonus awards are selected based on an objective of incentivizing our NEOs to increase value to shareholders. The most important financial performance measures used by the Corporation to link executive compensation actually paid to the Corporation’s NEOs, for the most recently completed fiscal year, to the Corporation’s performance are as follows:
Performance Measures for Cash Compensation
:
•	Net Income
•	Efficiency Ratio
•	End of Year Core Deposits
•	Total Loans (Booked and Sold)
Performance Measures for Equity Compensation
:
•	Relative TSR (as compared to a three (3) year average of peer group)
•	ROAE
Analysis of the Information Presented in the Pay versus Performance Table
As further described under the heading “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement, the Corporation’s executive compensation program includes variable components in the form of annual cash and equity incentive awards. While the Corporation utilizes several performance measures to align executive compensation with Corporation performance, all of those performance measures are not presented in the “Pay Versus Performance Table for 2022”. Moreover, the Corporation generally seeks to incentivize long-term performance, and therefore does not specifically align the Corporation’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
the Corporation is providing the following descriptions of the relationships between information presented in the “Pay Versus Performance Table for 2022”.
Compensation Actually Paid and Cumulative TSR
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Shaffer and the average amount of compensation actually paid to the Corporation’s NEOs as a group (excluding Mr. Shaffer) is generally aligned with the Corporation’s cumulative TSR over the three years presented in the “Pay Versus Performance Table for 2022.” The alignment of compensation actually paid with the Corporation’s cumulative TSR over the period is largely due to the fact that a material portion of the compensation actually paid to Mr. Shaffer and to the other NEOs is comprised of annual incentive bonuses, of which a significant portion is payable in the form of restricted common shares of the Corporation. As further discussed under the heading “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement, the maximum incentive bonuses that could be earned by the NEOs in 2022 was set at 80% of base salary for Mr. Shaffer, 70% of base salary for Messrs. Parcher and Dutton, and 53% for Messrs. Michel and Stark, with the equity portion of the maximum incentive bonuses comprising 44%, 43% and 38% of the maximum incentive bonus amounts for Mr. Shaffer, Messrs. Parcher and Dutton, and Messrs. Michel and Stark, respectively.

Compensation Actually Paid and Net Income
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Shaffer and the average amount of compensation actually paid to the Corporation’s NEOs as a group (excluding Mr. Shaffer) is generally aligned with the Corporation’s Net Income over the three years presented in the “Pay Versus Performance Table for 2022”. The alignment of compensation actually paid with the Corporation’s Net Income over the period is due, in part, to the fact that Net Income is one of the specific performance measures used to calculate the cash portion of the annual bonuses awarded to the NEOs. Specifically, net income accounted for 25% of the potential cash portion of the annual bonuses in 2022.

Compensation Actually Paid and Total Loans (Booked and Sold)
The Corporation believes that the Corporation’s Total Loans (Booked and Sold) is an important performance measure, along with TSR and Net Income, to use to link compensation actually paid to the Corporation’s NEOs to the Corporation’s performance. As a financial institution, the Corporation’s performance, and Net Income, is impacted significantly by the volume of loans originated (and either booked or sold) by the Corporation. The following graph compares the amount of compensation actually paid to Mr. Shaffer and the average amount of compensation actually paid to the Corporation’s NEOs as a group (excluding Mr. Shaffer) with the Corporation’s Total Loans (Booked and Sold) over the three years presented in the “Pay Versus Performance Table for 2022”. As demonstrated by the table, the amount of compensation actually paid to Mr. Shaffer and the average amount of compensation actually paid to the Corporation’s NEOs as a group (excluding Mr. Shaffer) increased from 2020 to 2021, notwithstanding the fact that the Corporation’s Total Loans (Booked and Sold) declined slightly from 2020 to 2021. Conversely, from 2021 to 2022, the amount of compensation actually paid to Mr. Shaffer and the average amount of compensation actually paid to the Corporation’s NEOs as a group (excluding Mr. Shaffer) decreased, notwithstanding the fact that the Corporation’s Total Loans (Booked and Sold) increased significantly from 2021 to 2022. The lack of correlation between the compensation amounts and Total Loans (Booked and Sold) during the three-year period can be attributed to the fact that Total Loans (Booked and Sold) comprised only one of several performance measures used to calculate the cash and equity incentive bonuses for the NEOs. Additionally, for 2022, the lack of correlation between the compensation amounts and Total Loans (Booked and Sold) can be attributed, in part, to the Corporation’s acquisition of Comunibanc Corp. and The Henry County Bank on July 1, 2022 and the acquisition of Vision Financial Group, Inc. on October 3, 2022, as these acquisitions resulted in the addition of approximately $235 million to the Corporation’s Total Loans (Booked and Sold) in 2022.

Cumulative TSR of the Corporation and Cumulative TSR of the S&P U.S. BMI Banks Index
As demonstrated by the following graph, the Corporation’s cumulative TSR over the three year period presented in the table was 94%, while the cumulative TSR of the S&P U.S. BMI Banks Index (“Index”) presented for this purpose, was 102% over the three (3) years presented in the table. While the Corporation’s cumulative TSR consistently tracked the performance of the Index, the Corporation’s cumulative TSR outperformed the Index only in 2022. For more information regarding the Corporation’s performance and the companies that the Compensation Committee considers when determining compensation, see “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement.

PROPOSAL 2

NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and corresponding SEC rules enable the Corporation’s shareholders to vote to approve, on an advisory and non-binding basis, the compensation of the Corporation’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. Accordingly, as required pursuant to Section 14A of the Securities Exchange Act (15 U.S.C. 78n-1), the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the shareholders of Civista Bancshares, Inc. (the “Corporation”) hereby approve, on an advisory basis, the compensation of the Corporation’s named executive officers as disclosed in the Corporation’s Proxy Statement for its 2023 Annual Meeting of Shareholders pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2022 and the related executive compensation tables, notes and narrative disclosures contained under the heading “EXECUTIVE COMPENSATION” in the Corporation’s Proxy Statement.”

The Board of Directors believes that the Corporation’s compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are effective in aligning the compensation of the Corporation’s named executive officers with the Corporation’s short-term goals and long-term success and that such compensation and incentives are designed to attract, retain and motivate the Corporation’s key executives who are directly responsible for the Corporation’s continued success. The Board of Directors believes that the Corporation’s compensation policies and practices do not threaten the value of the Corporation or the investments of the Corporation’s shareholders or create incentives to engage in behaviors or business activities that are reasonably likely to have a material adverse impact on the Corporation. The Board of Directors further believes that the Corporation’s culture focuses on sound risk management and appropriately rewards executives for performance. Finally, the Board of Directors believes that the Corporation’s compensation policies and procedures are reasonable in comparison both to the Corporation’s peer bank holding companies and to the Corporation’s performance during the 2022 fiscal year.

Similar “Say on Pay” proposals were approved by a majority of the common shares voted at each of the Corporation’s annual meetings of shareholders since 2009. Consistent with the most recent “Say on Pay Frequency” vote by the shareholders of the Corporation in 2019, the Corporation submits the “Say on Pay” proposal to its shareholders to vote on the approval of the Corporation’s executive compensation every year.

Shareholders are encouraged to carefully review the information provided in this Proxy Statement regarding the compensation of the Corporation’s named executive officers in the section captioned “EXECUTIVE COMPENSATION” beginning on page 17 of this Proxy Statement.

Because your vote is advisory, the outcome of the vote will not: (i) be binding upon the Corporation’s Board of Directors or the Compensation Committee with respect to future executive compensation decisions, including those relating to the Corporation’s named executive officers, or otherwise; (ii) overrule any decision made by the Corporation’s Board of Directors or the Compensation Committee; or (iii) create or imply any additional fiduciary duty by the Corporation’s Board of Directors or the Compensation Committee. However, the Compensation Committee expects to take into account the outcome of the advisory vote when considering future executive compensation arrangements.

Recommendation and Vote

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve the non-binding advisory resolution to approve the compensation paid to the Corporation’s named executive officers as disclosed in this Proxy Statement. The effect of an abstention is the same as a vote “Against” the proposal. Broker non-votes will not be counted in determining whether the proposal has been approved.

The Board of Directors recommends that you vote “FOR” Proposal 2—Non-Binding Advisory Vote on Named Executive Officer Compensation.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF THE CORPORATION’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The appointment of the Corporation’s independent registered public accounting firm is made annually by the Audit Committee. The Audit Committee, with the approval of the Board of Directors, has appointed FORVIS, LLP (“FORVIS”) to serve as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Although the Corporation’s shareholders are not required to vote on the appointment of the Corporation’s independent registered public accounting firm, consistent with past practice, the Audit Committee and the Board of Directors are submitting the appointment of FORVIS to the shareholders for ratification as a matter of good corporate governance and because of the important role of the Corporation’s independent registered public accounting firm in reviewing the quality and integrity of the Corporation’s financial statements. The Corporation has been advised by FORVIS that they are independently certified public accountants with respect to the Corporation within the meaning of the Exchange Act and the rules and regulations promulgated thereunder.

FORVIS audited the Corporation’s consolidated financial statements as of and for the fiscal year ended December 31, 2022, and the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2022. See “AUDIT COMMITTEE MATTERS” below for additional information regarding the change in the Corporation’s independent registered public accounting firm.

The Corporation expects that representatives of FORVIS will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation and Vote

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of FORVIS as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the Board’s appointment of FORVIS as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The effect of an abstention is the same as a vote “Against” Proposal 3.

Even if the appointment of FORVIS is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of FORVIS and engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of FORVIS is not ratified, the Audit Committee will reconsider the appointment, but may decide to maintain the appointment.

The Board of Directors recommends that you vote “FOR” Proposal 3—Ratification of the Appointment of the Corporation’s Independent Registered Public Accounting Firm.

AUDIT COMMITTEE MATTERS

Change in Independent Registered Public Accounting Firm

The Audit Committee conducted a competitive process to determine the Corporation’s independent registered public accounting firm for the year ending December 31, 2021. The Audit Committee invited several independent registered public accounting firms to participate in this process. Following review of proposals from the independent registered public accounting firms that participated in the process, including FORVIS and the Corporation’s previous independent registered public accounting firm, S.R. Snodgrass, P.C. (“Snodgrass”), the Audit Committee approved the engagement of FORVIS as the Corporation’s independent registered public accounting firm for the year ending December 31, 2021.

On January 25, 2021, the Corporation, at the direction of the Audit Committee, notified Snodgrass, the Corporation’s then-current independent registered public accounting firm, that it was dismissed as the Corporation’s independent registered public accounting firm effective following the completion of its audit for the year ending December 31, 2020.

Snodgrass’s reports on the Corporation’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2020 and 2019, and the interim period from January 1, 2021, through the date of the Corporation’s dismissal of Snodgrass, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Corporation and Snodgrass on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Snodgrass’s satisfaction, would have caused Snodgrass to make reference thereto in its reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2020 and 2019, and the subsequent interim period from January 1, 2021 through the date of FORVIS’ engagement, neither the Corporation nor anyone on its behalf consulted with FORVIS regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s financial statements, and neither a written report nor oral advice was provided to the Corporation that FORVIS concluded was an important factor considered by the Corporation in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Corporation’s independent registered public accounting firm in order to assure that they do not impair the independent registered public accounting firm’s independence from the Corporation. The SEC’s rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm. Accordingly, the Audit Committee pre-approves all audit and permitted non-audit services proposed to be provided by the Corporation’s independent registered public accounting firm.

Fees of Independent Registered Public Accounting Firm

FORVIS served as the Corporation’s independent registered public accounting firm for the 2022 and 2021 fiscal years. Snodgrass served as the Corporation’s independent registered public accounting firm for fiscal year 2020 and also rendered certain audit, tax and other services to the Corporation and its subsidiaries in 2021 prior to the dismissal of Snodgrass as the Corporation’s independent registered public accounting firm following the completion of its audit for the year ending December 31, 2020. The Audit

Committee pre-approved all services rendered by FORVIS in 2021 and 2022 and by Snodgrass in 2021. Proposals submitted by FORVIS and Snodgrass were presented to and acted upon at meetings of the Audit Committee. FORVIS and Snodgrass billed the aggregate fees shown below for audit services, audit related services, tax services and other services rendered to the Corporation and its subsidiaries for the 2022 and 2021 fiscal years.

	2022 FORVIS	2021 FORVIS	2021 Snodgrass
Audit Fees (1)	$290,761	$275,308	$13,923
Audit-Related Fees (2)	$159,180	$19,240	$0
Tax Fees (3)	$150,871	$2,500	$26,100
All Other Fees	$0	$0	$10,335

	$600,812	$297,048	$50,358
(1)

Includes fees paid to FORVIS (2021 and 2022) and Snodgrass (2021) for the audit of the Corporation’s financial statements, the audit of the Corporation’s internal control over financial reporting, review of financial statements included in the Corporation’s quarterly reports and compliance audits required by HUD.

(2)	Includes fees paid to FORVIS (2021 and 2022) and Snodgrass (2021) related to the audit of the Corporation’s employee benefit plans.
(3)	Includes fees paid to FORVIS (2021 and 2022) and Snodgrass (2021) related to compliance fees for the preparation of original tax returns.

AUDIT COMMITTEE REPORT

The Corporation’s Audit Committee has reviewed and discussed with management and with FORVIS, the Corporation’s independent registered public accounting firm for 2022, the audited financial statements of the Corporation for the year ended December 31, 2022. In addition, the Audit Committee has discussed with FORVIS the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee also has received the written disclosures and the letter from FORVIS required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with FORVIS its independence from the Corporation.

Based on the foregoing discussions and reviews, the Audit Committee has recommended to the Corporation’s Board of Directors that the audited financial statements for the year ended December 31, 2022 be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Respectfully submitted,

The Audit Committee

Julie A. Mattlin Chairperson
Allen R. Nickles
Daniel J. White

SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2024 annual meeting of shareholders must be received by the Secretary of the Corporation no later than November 15, 2023, to be eligible for inclusion in the Corporation’s proxy, notice of meeting and proxy statement and Notice of Internet Availability of Proxy Materials relating to the 2024 annual meeting. The Corporation will not be required to include in its proxy, notice of meeting, proxy statement or Notice of Internet Availability of Proxy Materials, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules. Any shareholder that intends to submit a proposal other than for inclusion in the proxy materials must deliver such proposal to the Secretary of the Corporation not less than 60 nor more than 90 days prior to the 2024 annual meeting (or 15 days after the date of notice or public disclosure if the Corporation provides less than 75 days’ notice of the meeting), or such proposal will be considered untimely. If a shareholder proposal is untimely, the Corporation may vote in its discretion on that proposal all of the common shares for which it has received proxies for the 2024 annual meeting.

To comply with the universal proxy rules, shareholders who intend to solicit proxies for the 2024 annual meeting of shareholders in support of director nominees other than the Corporation’s nominees must provide notice to the Corporation that sets forth the information required by Rule 14a-19 of the Exchange Act no later than February 18, 2024.

Any proposals by shareholders intended to be presented at the 2024 annual meeting, and any notices of intent to solicit proxies for the 2024 annual meeting, should be mailed or delivered to Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870, Attention: Corporate Secretary.

The Corporation’s 2024 annual meeting of shareholders is currently scheduled to be held on April 16, 2024.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matter that will be presented for action by the shareholders at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders should properly come before the Annual Meeting, including matters relating to the conduct of the Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

ANNUAL REPORT

The Corporation’s Annual Report is not intended to be a part of this Proxy Statement. A copy of the Corporation’s Annual Report has been mailed to shareholders with this Proxy Statement. Additional copies of the Corporation’s Annual Report are available to shareholders without charge upon request to Dennis G. Shaffer, President, Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870.

By Order of the Board of Directors

Lance A. Morrison, Corporate Secretary
Civista Bancshares, Inc.

CIVISTA
BANCSHARES, INC.

100 East Water Street
Sandusky, OH 44870

www.civb.com

ANNUAL MEETING OF SHAREHOLDERS OF

CIVISTA BANCSHARES, INC.

April 18, 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy statement and proxy card are available at www.proxydocs.com/civb
Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

∎	21030300000000000000 4	041823

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINESS” UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE BE ADVISED THAT A VOTE TO “ABSTAIN” ON PROPOSALS 2 AND 3 HAS THE SAME EFFECT AS A VOTE “AGAINST” EACH PROPOSAL.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors: 10 Director Nominees to serve one-year terms expiring in 2023:				2.	To approve, on a non-binding advisory basis, the compensation of the Corporation’s named executive officers as disclosed in the accompanying proxy statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Darci Congrove O Mark Macioce O Julie A. Mattlin O James O. Miller O Dennis E. Murray, Jr. O Allen R. Nickles O Mary Patricia Oliver O Dennis G. Shaffer O Harry Singer O Lorina W. Wise		3.	To ratify the appointment of FORVIS, LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2023.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

0	∎

CIVISTA BANCSHARES, INC.

Proxy for Annual Meeting of Shareholders on April 18, 2023

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James D. Heckelman, Gerald B. Wurm and John O. Bacon, and each of them, with full power of substitution and power to act alone, as proxies to vote all of the Common Shares which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Civista Bancshares, Inc., to be held April 18, 2023 at Cedar Point Center Facility, BGSU Firelands College One University Drive, Huron, OH 44839, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side)

∎ 1.1	14475 ∎